Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of

VERSUM MATERIALS, INC.

at

$48.00 Net Per Share

by

EMD Performance Materials Holding, Inc.

an indirect wholly owned subsidiary of
MERCK KGAA, DARMSTADT, GERMANY
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON JUNE 7, 2019, UNLESS THE OFFER IS EXTENDED.
EMD Performance Materials Holding, Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany, a German corporation with general partners (Kommanditgesellschaft auf Aktien) (together with its subsidiaries, “we”, “our” or “us”), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the “Common Stock”), of Versum Materials, Inc., a Delaware corporation (“Versum”), together with the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) at $48.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related letter of transmittal that accompanies this Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).
Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn on or prior to the expiration of the Offer a number of Shares which, together with any Shares then owned by Merck KGaA, Darmstadt, Germany and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (ii) the Agreement and Plan of Merger, dated January 27, 2019 (as amended from time to time, the “Entegris Merger Agreement”), between Versum and Entegris, Inc. (“Entegris”), having been validly terminated in accordance with its terms (the “Termination Condition”), (iii) the Versum stockholders having not adopted the Entegris Merger Agreement and not approved the transactions contemplated thereby (the “Vote Condition”), (iv) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having expired or been earlier terminated (the “HSR Condition”), (v) all other authorizations, consents, orders, approvals, filings, declarations and expirations of waiting periods required under the antitrust or competition laws of any foreign jurisdictions applicable to the transactions contemplated by this Offer to Purchase having been obtained, (vi) CFIUS Clearance (as defined in this Offer to Purchase) having been received, (vii) there not having occurred any change, event, circumstance or development that, in the reasonable judgment of Merck KGaA, Darmstadt, Germany, has had, or would reasonably be likely to have, a Versum Material Adverse Effect (as defined in this Offer to Purchase), (viii) Versum or any of its subsidiaries or affiliates not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of Merck KGaA, Darmstadt, Germany, the Purchaser’s or Merck KGaA, Darmstadt, Germany’s ability to acquire the Shares or Versum or otherwise diminishing the expected value to Merck KGaA, Darmstadt, Germany or its subsidiaries of the acquisition of Versum (the “No Impairment Condition”), (ix) the board of directors of Versum (the “Versum Board”) having redeemed the Rights or the Purchaser being satisfied, in its reasonable judgment, that such Rights have been invalidated or are otherwise inapplicable to the Offer and any potential subsequent merger (the “Rights Condition”) and (x) the Purchaser being satisfied, in its reasonable judgment, that it will not be subject to the restrictions of Section 203 of the General Corporation Law of the State of Delaware (the “Section 203 Condition”). Other conditions to the Offer are described in the “The Offer — Section 14 — Conditions of the Offer”. Provided that all conditions of the Offer are satisfied or waived, the Purchaser will purchase all Shares validly tendered and not validly withdrawn before the expiration of the Offer.
Consummation of the Offer is not subject to any financing condition.
Merck KGaA, Darmstadt, Germany, is seeking a definitive agreement for the acquisition of Versum by Merck KGaA, Darmstadt, Germany, and is prepared to engage with Versum immediately, if Versum engages with Merck KGaA, Darmstadt, Germany, as it is permitted to do under the terms of the Entegris Merger Agreement. We are making the Offer because the Versum Board has refused to engage with us and because of Versum’s public statements with respect to our proposal to acquire all of the outstanding shares of Common Stock for $48.00 per share in cash, which we believe is superior to the Proposed Entegris Transaction (as defined in this Offer to Purchase). Under the terms of the Entegris Merger Agreement, the Versum Board is permitted to engage in discussions with a person (such as Merck, KGaA, Darmstadt, Germany) after receiving a proposal that is superior to the Proposed Entegris Transaction or could reasonably be expected to result in a proposal that is superior to the Proposed Entegris Transaction (a “Superior Proposal”) — we believe Merck, KGaA, Darmstadt, Germany’s proposal to acquire Versum is clearly a Superior Proposal. In light of the Versum Board’s refusal to discuss our proposal, however, the Purchaser is making the Offer directly to Versum stockholders on the terms and conditions set forth in the Offer as an alternative to a negotiated transaction, as Merck, KGaA, Darmstadt, Germany believes that the Offer is superior to the Proposed Entegris Transaction for Versum’s stockholders.
Subject to applicable law, we reserve the right to amend the Offer in any respect (including amending the Offer Price). In addition, it is a condition to the Offer that we or any of our affiliates and Versum have not reached any agreement or understanding pursuant to which the Offer will be terminated. In the event that we enter into a merger agreement with Versum that does not contemplate a tender offer, this condition will not be satisfied and we will have the right to terminate the Offer. If we and Versum enter into such a merger agreement, the Shares would, upon completion of the merger contemplated therein, be converted into the consideration negotiated by us and Versum and specified in such merger agreement.
This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.
March 26, 2019

IMPORTANT
Any stockholder of Versum who desires to tender all or a portion of such stockholder’s Shares in the Offer should either (i) complete and sign the accompanying Letter of Transmittal or a manually signed facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer — Section 3 — Procedure for Tendering Shares” or (ii) request that such stockholder’s broker, dealer, commercial bank, trust company or other nominee effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.
The Rights are currently evidenced by the certificates or book-entry interests representing the Shares, and by tendering Shares a stockholder will also tender the Rights. If the Distribution Date (as defined in “The Offer — Section 8 — Certain Information Concerning Versum — Preferred Stock Purchase Rights”) occurs, stockholders will be required to tender one associated preferred stock purchase right for each Share tendered in order to effect a valid tender of such Share.
Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot deliver such certificates and all other required documents to the Depositary on or prior to the expiration of the Offer, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer — Section 3 — Procedure for Tendering Shares.”
Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase, the related Letter of Transmittal and all other related materials may be directed to the information agent for the Offer or your brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser’s expense. Additionally, this Offer to Purchase, the related Letter of Transmittal and other materials relating to the Offer may be found at http://www.sec.gov.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.
Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies for any meeting of the stockholders of Versum, including our solicitation of proxies to be used at the special meeting of Versum stockholders scheduled to be held on April 26, 2019 (the “Special Meeting”) in connection with Versum’s proposed merger with Entegris or any other matter to be considered at the Special Meeting. Any solicitation of proxies has been or will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Tendering your Shares pursuant to the Offer will not grant us your proxy with respect to the Special Meeting and is not the same as a vote against the matters to be voted upon at the Special Meeting. For more information on our proxy solicitation with respect to the Special Meeting, please read the definitive proxy statement we have filed with the SEC on March 22, 2019 and mailed to the Versum stockholders on or about March 25, 2019 in opposition to Versum’s proposed merger with Entegris and other related documents we file with the SEC.

SUMMARY TERM SHEET
EMD Performance Materials Holding, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany, a German corporation with general partners (Kommanditgesellschaft auf Aktien), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the “Common Stock”), of Versum Materials, Inc., a Delaware corporation (“Versum”), together with the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) at $48.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related letter of transmittal that accompanies this Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).
The following are some of the questions you may have as a Versum stockholder, and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below.
The information concerning Versum or Entegris, Inc. (“Entegris”) contained herein and elsewhere in this Offer to Purchase has been taken from or is based upon publicly available documents or records of Versum or Entegris on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. We have not independently verified the accuracy and completeness of such information. Although we have no knowledge that would indicate that any statements contained herein relating to Versum or Entegris taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect, we do not take any responsibility for the accuracy or completeness of such information or for any failure by Versum or Entegris to disclose events that may have occurred and may affect the significance or accuracy of any such information.
In this Offer to Purchase, unless the context requires otherwise, the terms “we,” “our” and “us” refer to Merck KGaA, Darmstadt, Germany and its subsidiaries (including the Purchaser), collectively.
Who is offering to buy my securities?
The Purchaser, EMD Performance Materials Holding, Inc., is a Delaware corporation formed for the purpose of making the Offer to acquire the Shares subject to the terms and conditions set forth herein. The Purchaser is an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany, a German corporation with general partners (Kommanditgesellschaft auf Aktien). Merck KGaA, Darmstadt, Germany is a publicly-traded leading science and technology company which operates across healthcare, life sciences and performance materials. See “The Offer — Section 9 — Certain Information Concerning Merck KGaA, Darmstadt, Germany and Purchaser.”
What securities are you offering to purchase?
We are offering to acquire all of the Shares. We refer to one share of Common Stock, together with the associated preferred stock purchase rights, as a “Share.” See “Introduction.”
How much are you offering to pay for my Shares and what is the form of payment?
We are offering to pay $48.00 per Share to you, in cash, without interest and less any required withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not be required to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Do you have the financial resources to pay for the Shares?
Based upon Versum’s filings with the SEC and other publicly available information, we estimate that we will need up to approximately $6.3 billion to purchase all of the Shares validly tendered in the Offer, acquire all the remaining Shares pursuant to the Potential Merger (as defined below), including equity awards, and fund amounts that may become payable pursuant to Versum’s senior notes and its existing credit facility in connection with the consummation of the Potential Merger. Such amount takes into account (1) the 109,143,954 Shares outstanding as of March 11, 2019, as set forth in the joint proxy statement/prospectus filed by Versum and Entegris with the SEC on March 20, 2019 (the “Entegris/Versum Proxy Statement/Prospectus”), (2) the 455,784 Shares subject to issuance pursuant to exercisable options as of January 25, 2019, as set forth in the Entegris Merger Agreement (as defined below) (net of the proceeds from the applicable exercise prices), (3) assuming actual performance through a shortened performance period ending immediately prior to the Expiration Date of the Offer, an estimated 570,255 Shares out of the 1,140,509 Shares subject to issuance upon the settlement or vesting of outstanding Versum performance stock units as of January 25, 2019 as set forth in the Entegris Merger Agreement, (4) the 495,873 Shares subject to issuance upon the settlement or vesting of outstanding Versum restricted stock units as of January 25, 2019, as set forth in the Entegris Merger Agreement, and (5) the 3,170 Shares subject to issuance upon the settlement or vesting of outstanding Versum deferred stock units as of January 25, 2019, as set forth in the Entegris Merger Agreement. We expect to fund such amount with cash on hand and/or funds available to us under our unsecured Syndicated Dual-Currency Term Loan Facilities Agreement, dated March 25, 2019, among Merck KGaA, Darmstadt, Germany, Merck Financial Services GmbH, Bank of America, N.A., London Branch, BNP Paribas Fortis NV/SA and Deutsche Bank AG Filiale Luxemburg, as Underwriters, Bank of America Merrill Lynch International Designated Activity Company, BNP Paribas Fortis NV/SA and Deutsche Bank AG, as Mandated Lead Arrangers, Deutsche Bank Luxembourg S.A., as Facility Agent, and the Lenders party thereto from time to time (the “Syndicated Term Loan Facility”). Based upon the combination of cash on hand and amounts available under the Syndicated Term Loan Facility, we expect to have sufficient funds to pay the Offer Price for all Shares in the Offer.
The consummation of the Offer is not subject to any financing condition. The Syndicated Term Loan Facility arranged for us in connection with the Offer provides for a “certain funds” commitment and does not contain any financial covenants that would prevent us from consummating the Offer. See “The Offer — Section 10 — Source and Amount of Funds.”
Is your financial condition material to my decision to tender in the Offer?
We do not think that our financial condition is material to your decision whether to tender Shares and accept the Offer because the Offer is being made for all Shares solely for cash and the Offer is not subject to any financing condition.
How does the Offer relate to the announced merger between Versum and Entegris?
On January 27, 2019, Versum and Entegris announced that they had entered into that certain Agreement and Plan of Merger, dated January 27, 2019 (as amended from time to time, the “Entegris Merger Agreement”), pursuant to which Versum will merge with and into Entegris, with Entegris surviving and continuing as the surviving corporation (the “Proposed Entegris Transaction”), and at the effective time of the Proposed Entegris Transaction, each outstanding share of Common Stock (other than shares owned by Versum (excluding any such shares owned by a Versum benefit plan or held on behalf of third parties)) will be converted into the right to receive 1.120 shares of the common stock of Entegris, plus cash in lieu of any fractional shares that otherwise would have been issued. Versum, however, is permitted, pursuant to the terms of the Entegris Merger Agreement, and subject to certain conditions, to terminate the Entegris Merger Agreement in order to enter into a definitive agreement for a superior proposal made by another party.
Our Offer to pay Versum stockholders $48.00 per Share in cash is being made as an alternative, superior proposal to the Proposed Entegris Transaction. The valid termination of the Entegris Merger Agreement is a condition to the Offer. See “The Offer — Section 14 — Conditions to the Offer.”

How does the Offer relate to Merck KGaA, Darmstadt, Germany’s proxy solicitation with respect to the special meeting of Versum stockholders for proposals relating to the Proposed Entegris Transaction?
Merck KGaA, Darmstadt, Germany, is seeking a definitive agreement for the acquisition of Versum by Merck KGaA, Darmstadt, Germany, and is prepared to engage with Versum immediately, if Versum engages with Merck KGaA, Darmstadt, Germany, as it is permitted to do under the terms of the Entegris Merger Agreement. We are making the Offer because the board of directors of Versum (the “Versum Board”) has refused to engage with us and because of Versum’s public statements with respect to our proposal to acquire all of the outstanding shares of Common Stock for $48.00 per share in cash, which we believe is superior to the Proposed Entegris Transaction. Under the terms of the Entegris Merger Agreement, the Versum Board is permitted to engage in discussions with a person (such as Merck, KGaA, Darmstadt, Germany) after receiving a proposal that is superior to the Proposed Entegris Transaction or could reasonably be expected to result in a proposal that is superior to the Proposed Entegris Transaction (a “Superior Proposal”) — we believe Merck, KGaA, Darmstadt, Germany’s proposal to acquire Versum is clearly a Superior Proposal. In light of the Versum Board’s refusal to discuss our proposal, however, the Purchaser is making the Offer directly to Versum stockholders on the terms and conditions set forth in the Offer as an alternative to a negotiated transaction, as Merck, KGaA, Darmstadt, Germany believes that the Offer is superior to the Proposed Entegris Transaction for Versum’s stockholders.
Completion of the Proposed Entegris Transaction requires the Versum stockholders to adopt the Entegris Merger Agreement and approve the Proposed Entegris Transaction (the “Entegris Merger Proposal”). According to the Entegris/Versum Proxy Statement/Prospectus, Versum will submit the Entegris Merger Proposal together with two other related proposals to a special meeting of Versum stockholders on April 26, 2019 (the “Special Meeting”) for approval. We have filed a definitive proxy statement with the SEC on March 22, 2019 (the “Definitive Proxy Statement”) to solicit proxies from Versum stockholders to vote against the Entegris Merger Proposal and other proposals at the Special Meeting, and have commenced mailing the Definitive Proxy Statement, including the GREEN proxy card, to Versum stockholders on or about March 25, 2019.
Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies for any meeting of stockholders of Versum, including our solicitation of proxies to be used at the Special Meeting in connection with Versum’s proposed merger with Entegris or any other matter to be considered at the Special Meeting. Any such solicitation has been or will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Tendering your Shares pursuant to the Offer will not grant us your proxy with respect to the Special Meeting and is not the same as a vote against the matters to be voted upon at the Special Meeting. For more information on our proxy solicitation with respect to the Special Meeting, please read the Definitive Proxy Statement and other related documents we file with the SEC.
What does the Board of Directors of Versum think of the Offer?
On January 27, 2019, Versum entered into the Entegris Merger Agreement. On February 27, 2019, we publicly announced our proposal to acquire all of the outstanding shares of Common Stock for $48.00 per Share in cash, subject to the negotiation of definitive documentation. On March 1, 2019, Versum issued a press release announcing that the Versum Board rejected our proposal. On March 8, 2019, the Versum Board issued a press release, reaffirming its commitment to complete the Proposed Entegris Transaction. As of the date of the Offer, the Versum Board has not engaged with us with respect to a potential transaction. See “The Offer — Section 11 — Background of the Offer.”
Merck KGaA, Darmstadt, Germany, is seeking a definitive agreement for the acquisition of Versum by Merck KGaA, Darmstadt, Germany, and is prepared to engage with Versum immediately, if Versum engages with Merck KGaA, Darmstadt, Germany, as it is permitted to do under the terms of the Entegris Merger Agreement. We are making the Offer because the Versum Board has refused to engage with us and because of Versum’s public statements with respect to our proposal to acquire all of the outstanding shares of Common Stock for $48.00 per share in cash, which we believe is superior to the Proposed Entegris Transaction. Under the terms of the Entegris Merger Agreement, the Versum Board is permitted to engage in discussions with a person (such as Merck, KGaA, Darmstadt, Germany) after receiving a Superior Proposal — we believe Merck, KGaA, Darmstadt, Germany’s proposal to acquire Versum is clearly a Superior Proposal. In light of the Versum Board’s refusal to discuss our proposal, however, the Purchaser is making the Offer directly to Versum stockholders on the terms and conditions set forth in the Offer as an alternative to a negotiated transaction, as Merck, KGaA, Darmstadt, Germany believes that the Offer is superior to the Proposed Entegris Transaction for Versum’s stockholders.
The Versum Board has not approved the Offer or otherwise commented on it as of the date of the Offer. Within 10 business days after the date of this Offer to Purchase, Versum is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer, and the reasons for any such position.
How long do I have to decide whether to tender in the Offer?
You have until the expiration date of the Offer to tender. The Offer currently is scheduled to expire at 5:00 p.m., New York City time, on June 7, 2019. However, as described below and in “The Offer —  Section 1 — Terms of the Offer”, we may, in our sole discretion, extend the expiration date of the Offer at any time or from time to time for any reason and/or elect to provide a subsequent offering period for the Offer.
What are the most significant conditions to the Offer?
Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn on or prior to the expiration of the Offer a number of Shares which, together with any Shares then owned by Merck KGaA, Darmstadt, Germany and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (ii) the Entegris Merger Agreement having been validly terminated in accordance with its terms (the “Termination Condition”), (iii) the Versum stockholders having not adopted the Entegris Merger Agreement and not approved the transactions contemplated thereby (the “Vote Condition”), (iv) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having expired or been earlier terminated (the “HSR Condition”), (v) all other authorizations, consents, orders, approvals, filings, declarations and expirations of waiting periods required under the antitrust or competition laws of any foreign jurisdictions applicable to the transactions contemplated by this Offer to Purchase having been obtained, (vi) CFIUS Clearance (as defined in this Offer to Purchase) having been received, (vii) there not having occurred any change, event, circumstance or development that, in the reasonable judgment of Merck KGaA, Darmstadt, Germany, has had, or would reasonably be likely to have, a Versum Material Adverse Effect (as defined in this Offer to Purchase), (viii) Versum or any of its subsidiaries or affiliates not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of Merck KGaA, Darmstadt, Germany, the Purchaser’s or Merck KGaA, Darmstadt, Germany’s ability to acquire the Shares or Versum or otherwise diminishing the expected value to Merck KGaA, Darmstadt, Germany or its subsidiaries of the acquisition of Versum (the “No Impairment Condition”), (ix) the Versum Board having redeemed the Rights or the Purchaser being satisfied, in its reasonable judgment, that such Rights have been invalidated or are otherwise inapplicable to the Offer and any potential subsequent merger (the “Rights Condition”) and (x) the Purchaser being satisfied, in its reasonable judgment, that it will not be subject to the restrictions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Section 203 Condition”). Other conditions to the Offer are described in the “The Offer — Section 14 — Conditions of the Offer”. Provided that all conditions of the Offer are satisfied or waived, the Purchaser will purchase all Shares validly tendered and not validly withdrawn before the expiration of the Offer.
Is the Offer subject to any financing condition?
Consummation of the Offer is not subject to any financing condition. See “The Offer —  Section 14 — Conditions of the Offer.”
How long will it take to consummate the Offer?
The timing for consummation of the Offer will depend on the satisfaction of the conditions of the Offer. Because the conditions are beyond our control, there can be no certainty as to when, and whether, we will be able to consummate the Offer. See “The Offer — Section 14 — Conditions of the Offer.”

Can the Offer be extended and under what circumstances?
We may, in our sole discretion, extend the Offer at any time or from time to time for any reason. We might extend the Offer, for example, if any of the conditions specified in “The Offer — Section 14 — Conditions of the Offer” are not satisfied prior to the expiration of the Offer. If the Offer is extended, we will inform Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer — Section 1 — Terms of the Offer.”
In addition, after the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived but not all of the Shares have been tendered, we may elect, but are not obligated to, provide a “subsequent offering period” for the Offer. A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer — Section 1 — Terms of the Offer.”
How will I be notified if the Offer is extended?
If we decide to extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer — Section 1 — Terms of the Offer.”
How do I tender my Shares?
To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer — Section 3 — Procedure for Tendering Shares — Book-Entry Transfer,” not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company.
If you cannot deliver everything required to make a valid tender to the Depositary before the expiration of the Offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the Depositary within two New York Stock Exchange (“NYSE”) trading days. However, the Depositary must receive the missing items within that two-trading-day period. See “The Offer — Section 3 — Procedure for Tendering Shares.”
If a Distribution Date with respect to the Rights occurs, you must tender one Right for each share of Common Stock tendered in order to validly tender Shares in the Offer. See “The Offer — Section 8 — Certain Information Concerning Versum; Preferred Stock Purchase Rights”.
Can I withdraw tendered Shares? Until what time can I withdraw tendered Shares?
You can withdraw tendered Shares at any time before the Offer has expired. In addition, since the Expiration Date is more than 60 days after the commencement of the Offer, you can withdraw the tendered shares at any time after the Expiration Date until we accept such Shares for payment. Once we accept Shares for payment, you will no longer be able to withdraw them. You may not, however, withdraw Shares tendered during a subsequent offering period, if one is provided. See “The Offer — Section 4 — Withdrawal Rights.”
How do I withdraw tendered Shares?
To withdraw tendered Shares, you must deliver a written notice of withdrawal with the required information, to the Depositary while you have the right to withdraw the Shares. See “The Offer — Section 4 — Withdrawal Rights.”

When and how will I be paid for my tendered Shares?
Upon the terms and subject to the conditions of the Offer, we will pay for all validly tendered and not validly withdrawn Shares promptly after the expiration of the Offer, assuming the satisfaction or waiver of the conditions to the Offer set forth in “The Offer — Section 14 — Conditions of the Offer” prior to the expiration of the Offer.
We will pay for your validly tendered and not validly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (including, if a Distribution Date with respect to the Rights occurs, certificates for the Rights) (or of a confirmation of a book-entry transfer of such Shares (including, if a Distribution Date with respect to the Rights occurs, such Rights) as described in “The Offer — Section 3 — Procedures for Tendering Shares”), a properly completed, timely received and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or Agent’s Message (as defined in “The Offer — Section 3 — Procedures for Tendering Shares; Book-Entry Transfer”) in lieu of a Letter of Transmittal and any other required documents for such Shares. See “The Offer — Section 2 — Acceptance for Payment and Payment of Shares.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Versum, while allowing Versum stockholders an opportunity to receive the Offer Price upon the satisfaction of certain conditions by tendering their Shares in the Offer. See “The Offer — Section 12 —  Purpose of the Offer; Plans for Versum; Potential Merger; Section 203.”
Merck KGaA, Darmstadt, Germany, is seeking a definitive agreement for the acquisition of Versum by Merck KGaA, Darmstadt, Germany, and is prepared to engage with Versum immediately, if Versum engages with Merck KGaA, Darmstadt, Germany, as it is permitted to do under the terms of the Entegris Merger Agreement. We are making the Offer because the Versum Board has refused to engage with us and because of Versum’s public statements with respect to our proposal to acquire all of the outstanding shares of Common Stock for $48.00 per share in cash, which we believe is superior to the Proposed Entegris Transaction. Under the terms of the Entegris Merger Agreement, the Versum Board is permitted to engage in discussions with a person (such as Merck, KGaA, Darmstadt, Germany) after receiving a Superior Proposal — we believe Merck, KGaA, Darmstadt, Germany’s proposal to acquire Versum is clearly a Superior Proposal. In light of the Versum Board’s refusal to discuss our proposal, however, the Purchaser is making the Offer directly to Versum stockholders on the terms and conditions set forth in the Offer as an alternative to a negotiated transaction, as Merck, KGaA, Darmstadt, Germany believes that the Offer is superior to the Proposed Entegris Transaction for Versum’s stockholders.
Will the Offer be followed by a merger if all Shares are not tendered in the Offer?
We intend to acquire control of, and ultimately the entire equity interest in, Versum. If we consummate the Offer, we currently intend to ultimately merge the Purchaser with and into Versum (the “Potential Merger”) so that Versum will become an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany. The timing for any such Potential Merger will depend on the circumstances, specifically:
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if  (i) we enter into a definitive merger agreement with Versum with respect to the acquisition of Versum by us, (ii) the conditions of Section 251(h) of the DGCL can be satisfied and (iii) pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to any Shares then owned by us, constitutes at least a majority of the Shares on a fully diluted basis, we intend to complete the Potential Merger as a second-step merger pursuant to Section 251(h) of the DGCL with Versum which would not require a vote of Versum stockholders and in which Versum will become an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany;

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if we determine that Section 251(h) of the DGCL is unavailable for any reason but we consummate the Offer and acquire, pursuant to the Offer or otherwise (for example, through the purchase of additional Shares in the open market after the expiration of the Offer), at least 90% of the Shares, then we intend to complete the Potential Merger as a “short form” merger under Section 253 of the DGCL, which would not require a vote of the Versum Board or Versum stockholders; and

•
if we determine that neither Section 251(h) nor Section 253 of the DGCL is available to us for any reason but we consummate the Offer and acquire, pursuant to the Offer or otherwise, at least a majority of the Shares on a fully diluted basis, then we intend to complete the Potential Merger as a “long form” merger pursuant to Section 251(b) and (c) of the DGCL, which requires the approval of the Versum Board and the affirmative vote of holders of a majority of the Shares entitled to vote thereon. While we would have sufficient voting power to approve a “long form” merger without the affirmative vote of any other stockholder of Versum, a “long form” merger would also require the approval of the Versum Board. Accordingly, we currently intend, as soon as practicable after the consummation of the Offer, to seek maximum representation on the Versum Board and to request that some or all of the current members of the Versum Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to explore all options available to secure control of the Versum Board in order to seek to have Versum complete the Potential Merger.

In the Potential Merger as described in either of the first two bullets above, all Shares that were not purchased in the Offer (other than any Shares owned by us or Shares in respect of which appraisal rights are properly exercised) will be exchanged for an amount in cash per Share equal to the Offer Price. If we purchase Shares pursuant to the Offer as described in the last bullet above, unless we enter into a merger agreement with Versum which is approved by the Versum Board, we will be under no legal obligation to complete a “long form” back-end merger; however, if we nonetheless choose to pursue such a “long form” merger, it could take a considerable amount of time to complete the Potential Merger, and even then, due to the passage of time, we cannot assure you what consideration the Shares not purchased in the Offer would receive in the Potential Merger. See “The Offer — Section 12 —  Purpose of the Offer; Plans for Versum; Potential Merger; Section 203.”
The treatment of your Shares if the Potential Merger does take place and you properly perfect your appraisal rights is discussed in “The Offer — Section 15 — Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”
If the conditions to consummation of the Offer have been satisfied and Shares are purchased, will Versum continue as a public company?
If the Offer is consummated, it is possible that there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on the NYSE, that there may not be an active or liquid public trading market for the Shares, and/or that Versum may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC rules relating to publicly held companies. In addition, as described above, we intend to pursue the Potential Merger to acquire all remaining Shares as soon as practicable after the consummation of the Offer. Completion of the Potential Merger would cause the Shares to be no longer publicly traded. See “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”
If I decide not to tender, how will the Offer affect my Shares?
As described above, we intend to complete the Potential Merger with Versum in which Versum will become an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany, and all Shares that are not purchased in the Offer (other than Shares held by us, Versum and any subsidiaries of Versum or stockholders who perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the Offer Price. If the Potential Merger is consummated, stockholders who did not tender their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the Offer Price. See “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”

Are appraisal rights available in the Offer?
No appraisal rights will be available to you in connection with the Offer. However, if the Potential Merger is completed, stockholders of Versum who do not tender their Shares in the Offer, continue to hold Shares at the time of completion of the Potential Merger, neither vote in favor of the Potential Merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will have the right to demand appraisal of their Shares. Under Section 262 of the DGCL, such stockholders will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Potential Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Potential Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Potential Merger. See “The Offer — Section 15 — Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”
What is the market value of my Shares as of a recent date?
On February 26, 2019, the last trading day before we submitted our proposal to Versum to acquire all of the outstanding shares of Common Stock for cash (see “The Offer — Section 11 — Background of the Offer; Other Transactions with Versum”), the closing price of the Shares on the NYSE was $41.40 per Share. The Offer represents (i) a premium of 19.5% over Versum’s closing share price on February 26, 2019, and (ii) a premium of 51.7% over the trading price per Versum share on the trading day prior to the announcement of the proposed merger between Versum and Entegris as contemplated by the Entegris Merger Agreement.
Please obtain a recent quotation for your Shares prior to deciding whether or not to tender. See “The Offer — Section 6 — Price Range of Shares; Dividends.”
What are the material U.S. federal income tax consequences of participating in the Offer?
The receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in “The Offer — Section 5 — Certain Material U.S. Federal Income Tax Consequences”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender into the Offer and the amount of cash you receive for such Shares. If you are a U.S. Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-U.S. Holder (as defined in “The Offer — Section 5 — Certain Material U.S. Federal Income Tax Consequences”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer. See “The Offer — Section 5 — Certain Material U.S. Federal Income Tax Consequences” for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer.
We recommend that you consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer (including the application and effect of any state, local or non-U.S. income and other tax laws).
Who can I talk to if I have questions about the Offer?
You can call D.F. King & Co., Inc., the information agent for the Offer, at (212) 269-5550 (banks and brokers) or (800) 714-3312 (all others, toll-free). See the back cover of this Offer to Purchase.

To All Holders of Shares:
INTRODUCTION
EMD Performance Materials Holding, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany, a German corporation with general partners (Kommanditgesellschaft auf Aktien) (together with its subsidiaries, “we”, “our” or “us”), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the “Common Stock”), of Versum Materials, Inc., a Delaware corporation (“Versum”), together with the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) at $48.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related letter of transmittal that accompanies this Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).
Stockholders who have Shares registered in their own names and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees, commissions or similar expenses. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine whether such nominee will charge a fee for tendering Shares on their behalf. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not be obligated to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and D.F. King & Co., Inc. (the “Information Agent”) incurred in connection with their services in such capacities in connection with the Offer. See “The Offer — Section 17 — Fees and Expenses.”
Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn on or prior to the expiration of the Offer a number of Shares which, together with any Shares then owned by Merck KGaA, Darmstadt, Germany and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (ii) the Agreement and Plan of Merger, dated January 27, 2019 (as amended from time to time, the “Entegris Merger Agreement”), between Versum and Entegris, Inc. (“Entegris”), having been validly terminated in accordance with its terms (the “Termination Condition”), (iii) the Versum stockholders having not adopted the Entegris Merger Agreement and not approved the transactions contemplated thereby (the “Vote Condition”), (iv) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having expired or been earlier terminated (the “HSR Condition”), (v) all other authorizations, consents, orders, approvals, filings, declarations and expirations of waiting periods required under the antitrust or competition laws of any foreign jurisdictions applicable to the transactions contemplated by this Offer to Purchase having been obtained, (vi) CFIUS Clearance (as defined in this Offer to Purchase) having been received, (vii) there not having occurred any change, event, circumstance or development that, in the reasonable judgment of Merck KGaA, Darmstadt, Germany, has had, or would reasonably be likely to have, a Versum Material Adverse Effect (as defined in this Offer to Purchase), (viii) Versum or any of its subsidiaries or affiliates not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of Merck KGaA, Darmstadt, Germany, the Purchaser’s or Merck KGaA, Darmstadt, Germany’s ability to acquire the Shares or Versum or otherwise diminishing the expected value to Merck KGaA, Darmstadt, Germany or its subsidiaries of the acquisition of Versum (the “No Impairment Condition”), (ix) the board of directors of Versum ( the “Versum Board”) having redeemed the Rights or the Purchaser being satisfied, in its reasonable judgment, that such Rights have been invalidated or are otherwise inapplicable to the Offer and any potential subsequent merger (the “Rights Condition”) and (x) the Purchaser being satisfied, in its reasonable judgment, that it will not be subject to the restrictions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Section 203 Condition”). Other conditions to the Offer are described in the “The Offer — Section 14 — Conditions of the Offer”. Provided that all conditions of the Offer are satisfied or waived, the Purchaser will purchase all Shares validly tendered and not validly withdrawn before the expiration of the Offer.

Consummation of the Offer is not subject to any financing condition.
Based on the registration statement on Form S-4 filed by Entegris, Inc. on February 27, 2019 in connection with its proposed merger with Versum (as amended, the “Entegris S-4”), there are 109,143,954 shares of Common Stock outstanding as of March 11, 2019. As of the date of this Offer to Purchase, we beneficially own 100 Shares, representing fewer than 1% of the total Shares on a fully diluted basis.
The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, Versum. If we consummate the Offer, we currently intend to ultimately merge the Purchaser with and into Versum (the “Potential Merger”) so that Versum will become an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany. See “The Offer — Section 12 — Purpose of the Offer; Plans for Versum; Potential Merger; Section 203.”
Merck KGaA, Darmstadt, Germany, is seeking a definitive agreement for the acquisition of Versum by Merck KGaA, Darmstadt, Germany, and is prepared to engage with Versum immediately, if Versum engages with Merck KGaA, Darmstadt, Germany, as it is permitted to do under the terms of the Entegris Merger Agreement. We are making the Offer because the Versum Board has refused to engage with us and because of Versum’s public statements with respect to our proposal to acquire all of the outstanding shares of Common Stock for $48.00 per share in cash, which we believe is superior to the proposed merger in the Entegris Merger Agreement, pursuant to which Versum will merge with and into Entegris, with Entegris surviving and continuing as the surviving corporation (the “Proposed Entegris Transaction”). Under the terms of the Entegris Merger Agreement, the Versum Board is permitted to engage in discussions with a person (such as Merck, KGaA, Darmstadt, Germany) after receiving a proposal that is superior to the Proposed Entegris Transaction or could reasonably be expected to result in a proposal that is superior to the Proposed Entegris Transaction (a “Superior Proposal”) — we believe Merck, KGaA, Darmstadt, Germany’s proposal to acquire Versum is clearly a Superior Proposal. In light of the Versum Board’s refusal to discuss our proposal, however, the Purchaser is making the Offer directly to Versum stockholders on the terms and conditions set forth in the Offer as an alternative to a negotiated transaction, as Merck, KGaA, Darmstadt, Germany believes that the Offer is superior to the Proposed Entegris Transaction for Versum’s stockholders.
Subject to applicable law, we reserve the right to amend the Offer in any respect (including amending the Offer Price). In addition, it is a condition to the Offer that we or any of our affiliates and Versum have not reached any agreement or understanding pursuant to which the Offer will be terminated. In the event that we enter into a merger agreement with Versum that does not contemplate a tender offer, this condition will not be satisfied and we will have the right to terminate the Offer. If we and Versum enter into such a merger agreement, the Shares would, upon completion of the merger contemplated therein, be converted into the consideration negotiated by us and Versum and specified in such merger agreement.
No appraisal rights are available in connection with the Offer except in connection with the completion of the Potential Merger. See “The Offer — Section 15 — Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”
In the event the Offer is terminated or not consummated, or after the expiration of the Offer, we may purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.
Pursuant to Rule 14d-11 under the Exchange Act, if after the expiration of the Offer, we have paid for all Shares validly tendered and not validly withdrawn pursuant to the Offer, we may, in our sole discretion, but are not obligated to, provide a subsequent offering period of at least three business days to permit additional tenders of Shares (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. If we elect to provide a Subsequent Offering Period, (i) it will remain open for such period or periods as we will specify of not fewer than three business days nor more than 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been consummated.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER
1. Terms of the Offer.
Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined herein) and not previously validly withdrawn in accordance with “The Offer — Section 14 — Conditions of the Offer.” “Expiration Date” means 5:00 p.m., New York City time, on June 7, 2019, unless extended, in which event “Expiration Date” means the time and date at which the Offer, as so extended, shall expire.
The Offer is subject to the conditions set forth in “The Offer — Section 14 — Conditions of the Offer”. If any such condition is not satisfied, we may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer — Section 4 — Withdrawal Rights,” retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not validly withdrawn or (iv) delay acceptance of Shares for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.
Subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), we expressly reserve the right, but not the obligation, in our sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.
As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering shares of Common Stock you are automatically tendering an equal number of Rights. If the Rights separate from the associated shares of Common Stock after the Distribution Date (as defined in “The Offer — Section 8 — Certain Information Concerning Versum; Preferred Stock Purchase Rights”), tendering stockholders will be required to deliver a number of Rights certificates with the Common Stock equal to the number of shares of Common Stock delivered (or confirmation of book-entry transfer of such Rights).
If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, to the extent required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and number of shares tendered for, a minimum of 10 business days may be required to allow adequate dissemination and investor response.
“business day” for the purposes of the Offer means any day, other than Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
If we extend the Offer, are delayed in accepting Shares for payment or paying for Shares or are unable to accept Shares for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain all Shares tendered on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as provided in “The Offer — Section 4 — Withdrawal Rights.” Our reservation of the right to delay acceptance of Shares for payment or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed promptly by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
After the expiration of the Offer, we may in our sole discretion, but are not obligated to, provide a Subsequent Offering Period of at least three business days to permit additional tenders of Shares so long as, among other things, (i) the initial offering period of at least 20 business days has expired, (ii) we immediately accept and promptly pay for all Shares validly tendered during the Offer, (iii) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been consummated. We do not currently intend to provide a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.
No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The price per Share paid in the Offer of  $48.00 per Share will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is provided.
We are making a request to Versum for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Versum’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2. Acceptance for Payment and Payment for Shares.
Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not validly withdrawn promptly after the Expiration Date. We expressly reserve the right, in our sole discretion, but subject to applicable laws, to delay acceptance of Shares for payment and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in “The Offer — Section 14 — Conditions of the Offer” have not been satisfied or if any event specified in such Section has occurred. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer. For a description of our right not to accept for payment or pay for Shares or to delay acceptance of Shares for payment or payment for Shares, see “The Offer — Section 14 — Conditions of the Offer.”
We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of  (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer — Section 3 — Procedure for Tendering Shares; Book-Entry Transfer”)) and, if a Distribution Date with respect to the Rights occurs under the terms of the Rights Agreement (as defined in “The Offer — Section 8 — Certain Information Concerning Versum; Preferred Stock Purchase Rights”), certificates for Rights (or a confirmation of book-entry transfer of such Rights into the Depositary’s account at the Book-Entry Transfer Facility), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or Agent’s Message (as defined in “The Offer — Section 3 — Procedures for Tendering Shares; Book-Entry Transfer”) in lieu of a Letter of Transmittal and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer — Section 3 — Procedure for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.
For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.
We will pay the same per Share consideration pursuant to the Offer to all stockholders. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.
We reserve the right to transfer or assign, in whole or in part from time to time, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.
If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, promptly following the expiration or termination of the Offer.
3. Procedure for Tendering Shares.
Valid Tender of Shares
In order for you to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or Agent’s Message (as defined herein) in lieu of a Letter of Transmittal and any other documents required by the Letter of Transmittal and (b) certificates for the Shares (including, if a Distribution Date with respect to the Rights occurs, certificates for the Rights) to be tendered or delivery of such Shares (including, if a Distribution Date with respect to the Rights occurs, such Rights) pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined in “The Offer — Section 3 — Procedure for Tendering Shares; Book-Entry Transfer”), is at your sole option and risk, and your Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.
The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (ii) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.
Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Transfer
The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.
Signature Guarantees
All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal.
If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 of the Letter of Transmittal.
Guaranteed Delivery
If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:
(i)
such tender is made by or through an Eligible Institution;

(ii)
a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

(iii)
the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered or transmitted by email or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.
Backup Withholding
Under U.S. federal income tax laws, payments in connection with the Offer may be subject to “backup withholding” unless a tendering holder (1) provides a correct taxpayer identification number (which, for an individual, is the holder’s social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each tendering U.S. Holder (as defined below) should complete and return the IRS Form W-9 included with the Letter of Transmittal. Each tendering Non-U.S. Holder (as defined below) should complete and submit IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), which can be obtained from the Depositary or at http://www.irs.gov. For a more detailed discussion of backup withholding, see Instruction 8 of the Letter of Transmittal and “The Offer — Section 5 — Certain Material U.S. Federal Income Tax Consequences.”
Appointment of Proxy
By executing a Letter of Transmittal (or a manually signed facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). This power-of-attorney and proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. All such powers-of-attorney and proxies are irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers-of-attorney, proxies and consents granted by you with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers-of-attorney, proxies or consents may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights with respect to such Shares (and such other Shares and securities) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Versum’s stockholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities) (including voting at any meeting of stockholders).
The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Versum’s stockholders.
Determination of Validity
All questions as to the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto), the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with the tenders must be cured within such time as the Purchaser shall determine. None of the Purchaser, Merck KGaA, Darmstadt, Germany or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
4. Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date. In addition, since the Expiration Date is more than 60 days after the commencement of the Offer, the tendered shares can also be withdrawn after the Expiration Date. The tendered Shares cannot be withdrawn if such Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the Offer, delay acceptance of Shares for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.
For your withdrawal to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
Withdrawals may not be rescinded, and Shares validly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered by again following one of the procedures described in “The Offer — Section 3 — Procedure for Tendering Shares” at any time before the Expiration Date.
If we provide a Subsequent Offering Period (as described in “The Offer — Section 1 — Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights will apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.
We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of the Purchaser, Merck KGaA, Darmstadt, Germany or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.
5. Certain Material U.S. Federal Income Tax Consequences.
The following is a summary of certain material U.S. federal income tax consequences to holders whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer. This discussion applies to holders who hold Shares as capital assets for U.S. federal income tax purposes, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or to holders of Shares who are in special tax situations (including, without limitation, expatriates and certain former citizens of the United States, “controlled foreign corporations,” “passive foreign investment companies,” financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, or persons liable for the alternative minimum tax) or to persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment or U.S. Holders whose functional currency is not the U.S. dollar. This discussion does not address any tax consequences arising under state, local or foreign tax laws or U.S. federal estate or gift tax laws.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer.
We recommend that you consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer (including the application and effect of any state, local or non-U.S. income and other tax laws).
U.S. Holders.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if  (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
The receipt of cash by U.S. Holders in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a capital gain or loss in an amount equal to the difference between the amount of cash received and your adjusted basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) exchanged. If you are a non-corporate U.S. Holder who has held the Shares for more than one (1) year, any such capital gain will generally be taxed at preferential rates. The deductibility of capital losses is subject to limitations.
A U.S. Holder of Shares that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax (the “Medicare tax”), is subject to a 3.8% tax on the lesser of  (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally includes its net gains recognized upon a sale of Shares pursuant to the Offer, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder of Shares that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to gains in respect of the sale of Shares pursuant to the Offer.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Shares.

In general, a Non-U.S. Holder who receives cash in exchange for Shares pursuant to the Offer will not be subject to U.S. federal income tax on any gain recognized, unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States;

•
the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the exchange of Shares pursuant to the Offer, and certain other requirements are met; or

•
Versum is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of exchange, more than five percent (5%) of Shares and such holder is not eligible for any treaty exemption.

“Effectively connected” gains that are recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.
We have made no determination as to whether Versum is or has been a United States real property holding corporation during the past five years for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
Payments made to U.S. Holders pursuant to the Offer generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, each U.S. Holder that does not otherwise establish an exemption should complete and return the IRS Form W-9 included with the Letter of Transmittal, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. A Non-U.S. Holder generally will be exempt from information reporting and backup withholding if it provides the Depositary with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6. Price Range of Shares; Dividends.
The Shares are listed and traded on the NYSE under the symbol “VSM.” The following table sets forth, for each of the calendar quarters indicated, the high and low reported price for the Shares on the NYSE and the dividends paid on the Shares, in each case as reported in publicly available sources.
	High	Low	Dividend Paid
Year Ended December 31, 2017
Quarter Ended March 31, 2017	$31.17	$26.78	$0.05
Quarter Ended June 30, 2017	$33.65	$28.91	$0.05
Quarter Ended September 30, 2017	$38.82	$31.35	$0.05
Quarter Ended December 31, 2017	$42.50	$35.77	$0.05
Year Ending December 31, 2018
Quarter Ended March 31, 2018	$40.02	$34.40	$0.06
Quarter Ended June 30, 2018	$41.16	$34.75	$0.06
Quarter Ended September 30, 2018	$39.79	$35.62	$0.08
Quarter Ending December 31, 2018	$35.97	$25.08	$0.08
Year Ending December 31, 2019
Quarter Ending March 31, 2019 (March 25, 2019)	$50.17	$26.19	$0.08
If we acquire control of Versum, we currently intend that no dividends will be declared on the Shares prior to acquisition by us of the remaining equity interest in Versum.
On February 26, 2019, the last trading day before we submitted our proposal to Versum to acquire all of the outstanding shares of Common Stock for cash (see “The Offer — Section 11 — Background of the Offer; Other Transactions with Versum”), the closing price of the Shares on the NYSE was $41.40 per Share. The Offer represents (i) a premium of 15.9% over Versum’s closing share price on February 26, 2019, and (ii) a premium of 51.7% over the trading price per Versum share on the trading day prior to the announcement of the Proposed Entegris Transaction.
Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.
7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.
Possible Effects of the Offer on the Market for the Shares
If the Offer is consummated, it is possible that there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange and there may not be an active or liquid public trading market for the Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. We intend to acquire control of, and ultimately the entire equity interest in, Versum. If we consummate the Offer, we currently intend to complete the Potential Merger as soon as reasonably practicable thereafter so that Versum will become an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany. The timing for any such Potential Merger will depend on the circumstances, specifically:
•
if  (i) we enter into a definitive merger agreement with Versum with respect to the acquisition of Versum by us, (ii) the conditions of Section 251(h) of the DGCL can be satisfied and (iii) pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to any Shares then owned by us, constitutes at least a majority of the Shares on a fully diluted basis, we intend to complete the Potential Merger as a second-step merger pursuant to Section 251(h) of the DGCL with Versum which would not require a vote of Versum stockholders and in which Versum will become an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany;

•
if we determine that Section 251(h) of the DGCL is unavailable for any reason but we consummate the Offer and acquire, pursuant to the Offer or otherwise (for example, through the purchase of additional Shares in the open market after the expiration of the Offer), at least 90% of the Shares, then we intend to complete the Potential Merger as a “short form” merger under Section 253 of the DGCL, which would not require a vote of the Versum Board or Versum stockholders; and

•
if we determine that neither Section 251(h) nor Section 253 of the DGCL is available to us for any reason but we consummate the Offer and acquire, pursuant to the Offer or otherwise, at least a majority of the Shares on a fully diluted basis, then we intend to complete the Potential Merger as a “long form” merger pursuant to Section 251(b) and (c) of the DGCL, which requires the approval of the Versum Board and the affirmative vote of holders of a majority of the Shares entitled to vote thereon. While we would have sufficient voting power to approve a “long form” merger without the affirmative vote of any other stockholder of Versum, a “long form” merger would also require the approval of the Versum Board. Accordingly, we currently intend, as soon as practicable after the consummation of the Offer, to seek maximum representation on the Versum Board and to request that some or all of the current members of the Versum Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to explore all options available to secure control of the Versum Board in order to seek to have Versum complete the Potential Merger.

In the Potential Merger as described in either of the first two bullets above, all Shares that were not purchased in the Offer (other than any Shares owned by us or Shares in respect of which appraisal rights are properly exercised) will be exchanged for an amount in cash per Share equal to the Offer Price. If we purchase Shares pursuant to the Offer as described in the last bullet above, unless we enter into a merger agreement with Versum which is approved by the Versum Board, we will be under no legal obligation to complete a “long form” back-end merger; however, if we nonetheless choose to pursue such a “long form” merger, it could take a considerable amount of time to complete the Potential Merger, and even then, due to the passage of time, we cannot assure you what consideration the Shares not purchased in the Offer would receive in the Potential Merger. See “The Offer — Section 12 — Purpose of the Offer; Plans for Versum; Potential Merger; Section 203.”
Stock Exchange Listing
The Shares are currently listed on the NYSE. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE following consummation of the Offer if, among other things, Versum does not meet the NYSE’s requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares.
If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer. If the Shares are not delisted prior to the Potential Merger, then the Shares will cease to be listed on the NYSE upon completion of the Potential Merger.
Registration Under the Exchange Act
The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Versum to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Versum to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of Versum and persons holding “restricted securities” of Versum may be deprived of, or delayed in, the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. We intend to seek to cause Versum to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.
Margin Regulations
The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.
8. Certain Information Concerning Versum; Preferred Stock Purchase Rights.
Except as otherwise expressly set forth in this Offer to Purchase, the information concerning Versum contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Merck KGaA, Darmstadt, Germany, the Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Versum to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Merck KGaA, Darmstadt, Germany, the Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary. Merck KGaA, Darmstadt, Germany, the Purchaser, the Information Agent and the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.
According to Versum’s Annual Report on Form 10-K filed with the SEC on November 21, 2018 (the “Versum 10-K”), Versum was incorporated on September 30, 2016 and is a Delaware corporation. According to the Versum 10-K, Versum’s principal executive office is located at 8555 South River Parkway, Tempe, Arizona 85284, and its telephone number is (602) 282-1000. According to the Versum 10-K, Versum, along with its subsidiaries, is a global provider of innovative solutions to the semiconductor and display industries with expertise in the development, manufacturing, transportation and handling of specialty materials. According to the Versum 10-K, as of September 30, 2018, Versum had approximately 2,300 employees worldwide.
Preferred Stock Purchase Rights
The following description of the Rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as defined below, which is filed as Exhibit 4.1 to Versum’s Current Report on Form 8-K filed with the SEC on February 28, 2019.
On February 28, 2019, the Versum Board adopted a stockholder rights plan, as set forth in the Rights Agreement, dated as of February 28, 2019 (as amended through the date prior to this Offer to Purchase, the “Rights Agreement”), by and between Versum and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent. In general terms, and subject to certain exceptions, the Rights Agreement works by significantly diluting the stock ownership of any person or group that acquires 12.5%, or more, of the outstanding common stock of Versum without the approval of the Versum Board (such person, an “Acquiring Person”).

On February 28, 2019, the Versum Board authorized and declared a dividend of one preferred share purchase right for each outstanding share of Common Stock. The dividend was payable to the stockholders of record on March 11, 2019 (the “Dividend Record Date”). Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from Versum one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Preferred Shares”), of Versum at a price of  $200 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment. In addition, one Right will automatically attach to each share of Common Stock that becomes outstanding between the Dividend Record Date and the earliest of the Distribution Date (as hereinafter defined), the redemption of the Rights or the expiration of the Rights.
Initially, the Rights are evidenced by the certificates representing shares of Common Stock then outstanding, and no separate Right Certificates will be distributed. The Rights will separate from the shares of Common Stock on the Distribution Date and, as soon as practicable thereafter, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the shares of Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights. The “Distribution Date” is the close of business on the 10th day after the first date of public announcement that any person has become an Acquiring Person or such earlier date as a majority of the Versum Board becomes aware of the existence of an Acquiring Person (such date, the “Shares Acquisition Date”).
Until the earliest of the Distribution Date, the date that the Rights are redeemed by the Versum Board and the date on which the Rights expire, (i) in the case of certificated shares, the Rights associated with the shares of Common Stock represented by any certificate will be evidenced by such certificate together with a copy of the Summary of Rights attached thereto and the surrender for transfer of any such certificate, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the shares of Common Stock represented thereby, and (ii) in the case of shares of Common Stock held in uncertificated form, the Rights associated with the shares of Common Stock shall be evidenced by the balances indicated in the book-entry account system of the transfer agent for such shares of Common Stock and the transfer of any share of Common Stock in the book-entry account system of the transfer agent for such shares of Common Stock shall also constitute the transfer of the Rights associated with such shares of Common Stock. Therefore, until the Distribution Date, the Rights may be transferred with and only with the underlying shares of Common Stock. After that date, the Rights may be transferred only on the registry book of the Rights Agent. Any Rights held by an Acquiring Person will become null and void and may not be exercised.
Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Versum, including, without limitation, the right to vote or to receive dividends.
Exercisability:   The Rights are not exercisable until the Distribution Date.
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Flip In.   In the event that any person or group becomes an Acquiring Person, all holders of Rights (not including the Rights of the Acquiring Person, which will have become null and void) may, for the Purchase Price, purchase shares of Common Stock (or in certain circumstances a combination of shares of Common Stock and Preferred Shares) with a then current market value of twice the Purchase Price, based on the market value of the shares of Common Stock.

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Flip Over.   In the event that, at any time after a person or group has become an Acquiring Person, (i) Versum or its subsidiaries are party to a merger with another company in which the shares of Common Stock are converted into other securities, cash or property, or (ii) Versum sells or otherwise transfers 50% or more of the assets or earning power of Versum and its subsidiaries (taken as a whole) to another company, all holders of Rights (not including the Rights of the Acquiring Person, which will have become null and void) may, for the Purchase Price, purchase shares of common stock of such other company with a then current market value of twice the Purchase Price, based on the market price of such common stock prior to such merger or sale.

Expiration:   The Rights will expire at the close of business on August 30, 2019, unless earlier redeemed or exchanged by Versum as described below.
Exchange:   After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding shares of Common Stock, the Versum Board may extinguish the Rights by exchanging one share of Common Stock (or, in certain circumstances, Preferred Shares or a combination of shares of Common Stock and Preferred Shares) for each Right (not including the Rights of the Acquiring Person, which will have become null and void).
Anti-Dilution Provisions:   The Versum Board may adjust the Purchase Price, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or shares of Common Stock. No adjustments to the Purchase Price of less than 1% will be made.
Preferred Share Provisions:   Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each thousandth of a Preferred Share will entitle holders, in preference to the holders of shares of Common Stock, to receive, when and if declared, quarterly dividends in an amount per share equal to the greater of  (i) $0.01 and (ii) subject to adjustment, the aggregate dividend amount declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of  (x) $1,000 per Preferred Share (plus an amount equal to accrued and unpaid dividends and distributions thereon) and (y) an aggregate amount per Preferred Share subject to certain adjustments equal to 1,000 times the aggregate amount to be distributed per share to the holders of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each thousandth of a Preferred Share will be entitled to receive (subject to certain adjustments) the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions.
No fractional Preferred Shares will be issued other than fractions which are integral multiples of one one-thousandth of a Preferred Share (which may, at the election of Versum, be evidenced by depositary receipts), but, in lieu thereof, an adjustment in cash will be made based on the closing price of the Preferred Shares on the last trading day prior to the date of exercise.
Redemption:   The Versum Board may, at its option, at any time prior to such time as any person or group becomes an Acquiring Person, redeem all but not less than all the then outstanding Rights at a redemption price of  $0.001 per Right, subject to adjustment (the “Redemption Price”). Immediately upon the action of the Versum Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
Amendments:   Versum may from time to time supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to, among other things, make any provisions with respect to the Rights which Versum may deem necessary or desirable; provided, however, that from and after such time as any person or group becomes an Acquiring Person, the Rights Agreement may not be amended in any manner which would adversely affect the interests of the holders of Rights.
Termination:   The Rights Agreement will terminate immediately prior to the effective time of the Proposed Entegris Transaction pursuant to the Entegris Merger Agreement, but only if such effective time shall occur, and upon such termination the holders of the Rights will not be entitled to any benefits, rights or other interests under the Rights Agreement, including any right to purchase or otherwise acquire any securities of any person.
Additional Information
Versum is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Versum is required to disclose in such proxy statements certain information, as of particular dates, concerning Versum’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of Versum’s securities and any material interest of such persons in transactions with Versum. Such reports, proxy statements and other information may be read and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained free of charge at the website maintained by the SEC at http://www.sec.gov.

9. Certain Information Concerning Merck KGaA, Darmstadt, Germany and Purchaser.
Merck KGaA, Darmstadt, Germany
Merck KGaA, Darmstadt, Germany is a German corporation with general partners (Kommanditgesellschaft auf Aktien). The principal executive offices of Merck KGaA, Darmstadt, Germany are located at Frankfurter Strasse 250, 64293 Darmstadt, Germany (telephone number +49 6151 720). Merck KGaA, Darmstadt, Germany is a publicly-traded leading science and technology company which operates across healthcare, life sciences and performance materials. Merck KGaA, Darmstadt, Germany’s shares are traded on the Frankfurt Stock Exchange. Merck KGaA, Darmstadt, Germany’s website is located at www.emdgroup.com.
We have a strong reputation for innovation and have demonstrated a robust commitment to R&D spending and capital investment with major research and development centers in Darmstadt, Boston, Tokyo and Beijing. In 2018, we generated sales of € 14.8 billion. We have approximately 52,000 employees in around 66 countries and operate in Europe, Africa, Asia, Oceania and the Americas. Founded in 1668, Merck KGaA, Darmstadt, Germany is by its legacy the world’s oldest operating chemical and pharmaceutical company.
Our performance materials business sector comprises the specialty chemicals business of Merck KGaA, Darmstadt, Germany and consists of three business units: semiconductor solutions, display solutions and surface solutions.
Purchaser
The Purchaser is a Delaware corporation formed for the purpose of making the Offer to acquire the Shares subject to the terms and conditions set forth herein and, to date, has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser is an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany. The principal executive offices of the Purchaser are located at 400 Summit Drive, Burlington, MA 01803 (telephone number +49 6151 720).
The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of the Purchaser and Merck KGaA, Darmstadt, Germany are set forth in Schedule I to this Offer to Purchase.
None of Merck KGaA, Darmstadt, Germany, the Purchaser or, to the knowledge of Merck KGaA, Darmstadt, Germany and the Purchaser after reasonable inquiry, any of the persons listed in Schedule I, has during the past five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.
As of the date of this Offer to Purchase, Merck KGaA, Darmstadt, Germany, beneficially owns 100 Shares, representing fewer than 1% of the total Shares based on the joint proxy statement/prospectus filed by Versum and Entegris with the SEC on March 20, 2019 (the “Entegris/Versum Proxy Statement/Prospectus”). Such Shares were acquired by Merck KGaA, Darmstadt, Germany through ordinary brokerage transactions on the open market on February 25, 2019 at a purchase price of  $41.06 per Share.
Except as set forth in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Merck KGaA, Darmstadt, Germany, the Purchaser or, to the knowledge of Merck KGaA, Darmstadt, Germany and the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of Merck KGaA, Darmstadt, Germany, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Versum; (ii) none of Merck KGaA, Darmstadt, Germany, the Purchaser or, to the knowledge of Merck KGaA, Darmstadt, Germany and the Purchaser, the persons or entities referred to in clause (i) above, has effected any transaction in the Shares or any other equity securities of Versum during the past 60 days; (iii) none of Merck KGaA, Darmstadt, Germany, the Purchaser or, to the knowledge of Merck KGaA, Darmstadt, Germany and the Purchaser, any of the persons listed in Schedule I hereto, has any agreement, arrangement or understanding with any other person with respect to any securities of Versum (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Merck KGaA, Darmstadt, Germany, the Purchaser, their subsidiaries or, to the knowledge of Merck KGaA, Darmstadt, Germany, the Purchaser, or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Versum or any of its affiliates, on the other hand, that have an aggregate value of transactions that is more than 1% of Versum’s consolidated revenues for the fiscal year when such transaction occurred (if the transaction occurred in this fiscal year, the past portion of the current fiscal year); (v) during the two years before the date of this Offer to Purchase, there have been no transactions between Merck KGaA, Darmstadt, Germany, the Purchaser, their subsidiaries or, to the knowledge of Merck KGaA, Darmstadt, Germany and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and any of Versum’s executive officers, directors or affiliates that is a natural person, on the other hand, that have an aggregate value exceeding $60,000; and (vi) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between Merck KGaA, Darmstadt, Germany, the Purchaser, their subsidiaries or, to the knowledge of Merck KGaA, Darmstadt, Germany and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Versum or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
We do not believe that our financial condition is material to your decision whether to tender Shares and accept the Offer because the Offer is being made for all Shares solely for cash. The Offer is not subject to any financing condition; and as described in “The Offer — Section 10 — Source and Amount of Funds” below, the Purchaser, through its affiliates, will have sufficient funds available to purchase all Shares validly tendered into the Offer. The Syndicated Term Loan Facility (as defined in “The Offer — Section 10 — Source and Amount of Funds”) arranged for Merck KGaA, Darmstadt, Germany in connection with the Offer provides for a “certain funds” commitment and does not contain any financial covenants that would prevent Merck KGaA, Darmstadt, Germany from consummating the Offer.
Available Information.
Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or (202) 551-7900 for further information on the public reference room. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a website at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Purchaser has filed electronically with the SEC. Additionally, requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies and copies will be furnished promptly at the Purchaser’s expense.
10. Source and Amount of Funds.
Based upon Versum’s filings with the SEC and other publicly available information, we estimate that we will need up to approximately $6.3 billion to purchase all of the Shares validly tendered in the Offer, acquire all the remaining Shares pursuant to the Potential Merger, including equity awards, and fund amounts that may become payable pursuant to Versum’s senior notes and its existing credit facility in connection with the consummation of the Potential Merger. Such amount takes into account (1) the 109,143,954 Shares outstanding as of March 11, 2019, as set forth in the Entegris/Versum Proxy Statement/Prospectus, (2) the 455,784 Shares subject to issuance pursuant to exercisable options as of January 25, 2019, as set forth in the Entegris Merger Agreement (net of the proceeds from the applicable exercise prices), (3) assuming actual performance through a shortened performance period ending immediately prior to the Expiration Date of the Offer, an estimated 570,255 Shares out of the 1,140,509 Shares subject to issuance upon the settlement or vesting of outstanding Versum performance stock units as of January 25, 2019 as set forth in the Entegris Merger Agreement, (4) the 495,873 Shares subject to issuance upon the settlement or vesting of outstanding Versum restricted stock units as of January 25, 2019, as set forth in the Entegris Merger Agreement, and (5) the 3,170 Shares subject to issuance upon the settlement or vesting of outstanding Versum deferred stock units as of January 25, 2019, as set forth in the Entegris Merger Agreement. We used the numbers of Shares set forth in clauses (1) – (5) of the previous sentence as the basis to calculate the dollar amount set forth in the condition described in paragraph (xii) of  “The Offer—Section 14—Conditions of the Offer”, except that in making such calculation we included all 1,140,509 Shares referred to in clause (3).
We expect to fund such amount with cash on hand and/or funds available to us under our unsecured Syndicated Dual-Currency Term Loan Facilities Agreement, dated March 25, 2019, among Merck KGaA, Darmstadt, Germany, Merck Financial Services GmbH, Bank of America, N.A., London Branch, BNP Paribas Fortis NV/SA and Deutsche Bank AG Filiale Luxemburg, as Underwriters, Bank of America Merrill Lynch International Designated Activity Company, BNP Paribas Fortis NV/SA and Deutsche Bank AG, as Mandated Lead Arrangers, Deutsche Bank Luxembourg S.A., as Facility Agent, and the Lenders party thereto from time to time (the “Syndicated Term Loan Facility”), which provides for the following unsecured term loan facilities in an aggregate principal amount of US$6,300,000,000:
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A US$4,020,000,000 term facility (“Facility A”) maturing twelve months after the earlier of (a) December 25, 2019 and (b) the first drawdown under such facility (subject to adjustment as set forth in the Syndicated Term Loan Facility if such scheduled maturity date is not a business day). The maturity of Facility A may be extended twice, each time by 6 months, at our option.

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A US$2,280,000,000 term facility (“Facility B”) maturing three years after the earlier of (a) December 25, 2019 and (b) the first drawdown under such facility (subject to adjustment as set forth in the Syndicated Term Loan Facility if such scheduled maturity date is not a business day).

The commitment of the lenders under the Syndicated Term Loan Facility will terminate upon the earliest to occur of  (a) if we enter into a definitive merger agreement with Versum with respect to the acquisition of Versum, the effective date of termination, if any, of such merger agreement prior to the date the acquisition is consummated; (b) the date on which we publicly announce that (i) the Offer has been withdrawn or otherwise terminated and (ii) we do not intend to continue to pursue the acquisition of Versum, whether through a tender offer, a merger agreement or any other means; and (c) (i) if we enter into a definitive merger agreement with Versum with respect to the acquisition of Versum before December 25, 2019, the earlier of the outside date for the closing of the acquisition set forth in such merger agreement and March 25, 2021 and (ii) if subclause (i) does not apply, March 25, 2021.
The interest rate on Facility A is equal to LIBOR or EURIBOR plus an applicable margin that varies from 0.15 to 0.95% per annum, depending on the number of months elapsed after the initial drawdown, and subject to increase or decrease by 0.0167% per annum if there are changes to the long-term credit ratings assigned to Merck KGaA, Darmstadt, Germany as compared to those assigned on the date of the Syndicated Term Loan Facility. The interest rate on Facility B is equal to LIBOR or EURIBOR plus an applicable margin that varies from 0.40 to 0.70% per annum, depending on the long-term credit rating assigned to Merck KGaA, Darmstadt, Germany.
The Syndicated Term Loan Facility contains representations and warranties, undertakings, and events of default customary for credit facilities of this nature. Upon the occurrence of certain events of default, the lenders may cancel their outstanding commitments and declare all or part of the outstanding obligations to be immediately due and payable. The obligation of the lenders to fund loans under the Syndicated Term Loan Facility is conditioned upon, among other things, delivery of the tender offer documents, certain financial statements and customary certificates and legal opinions, the absence of specified defaults, the accuracy in all material respects of specified representations and warranties and there being no change in control of Merck KGaA, Darmstadt, Germany.
The foregoing summary of the Syndicated Term Loan Facility is qualified in its entirety by reference to the full text of the Syndicated Term Loan Facility, a copy of which is filed as Exhibit (b) to the Schedule TO of which this Offer to Purchase forms a part.

Based upon the combination of cash on hand and amounts available under the Syndicated Term Loan Facility, we expect to have sufficient funds to pay the Offer Price for all Shares in the Offer, and there are no alternative financing arrangements in place nor have any alternative financing plans been made. We expect to cause such funds to be made available to Purchaser from us and/or one or more of our wholly owned subsidiaries through intragroup loans, capital contributions and/or other customary intragroup transfers and transactions.
It is anticipated that any borrowings incurred under the Syndicated Term Loan Facility will be refinanced or repaid from funds generated internally by us (including, after consummation of the Potential Merger or another business combination that may be proposed with respect to Versum, existing cash balances of and funds generated by Versum) or other sources, which may include the proceeds of the sale of debt securities. No decision has been made concerning this matter, and any decisions will be made based on our review from time to time of the advisability of selling particular securities or taking other actions, as well as on interest rates and other economic conditions.
The Offer is not conditioned on any financing arrangements or subject to a financing condition. The Syndicated Term Loan Facility provides for a “certain funds” commitment and does not contain any financial covenants that would prevent Merck KGaA, Darmstadt, Germany from consummating the Offer.
11. Background of the Offer; Other Transactions with Versum.
Background of the Offer
Merck KGaA, Darmstadt, Germany is a leading science and technology company which operates across healthcare, life sciences and performance materials with a market capitalization of approximately $47 billion and revenues of approximately $17 billion. In announcing a new performance materials business strategy in 2018, Merck KGaA, Darmstadt, Germany indicated a focus on the electronic materials market and identified the semiconductor business as a growth area.
The executive board of Merck KGaA, Darmstadt, Germany (the “Executive Board”) and its senior management regularly review and discuss the company’s performance, business strategy, future-growth prospects and competitive position in the industries in which it operates. In addition, the Executive Board and senior management regularly review and evaluate various strategic alternatives, including acquisitions, dispositions and other strategic transactions. The Executive Board has long been impressed by Versum’s strong commitment to R&D, its innovation-driven business model and the depth of its portfolio of products and services, which is also highly complementary to our performance materials business.
On January 28, 2019, Versum issued a press release announcing that it had entered into the Entegris Merger Agreement. The Entegris/Versum Proxy Statement/Prospectus contained in the Entegris S-4 does not indicate that the Versum Board conducted any process to examine strategic alternatives prior to approving the Proposed Entegris Transaction.
As the Entegris Merger Agreement expressly contemplates that the Versum Board may change its recommendation in favor of the Proposed Entegris Transaction in the event it receives a superior proposal, Merck KGaA, Darmstadt, Germany decided to present the Versum Board with an all-cash proposal that would deliver superior value for Versum stockholders.
On February 27, 2019, Dr. Stefan Oschmann placed a call to Mr. Seifollah Ghasemi, chairman of the Versum Board, to inform him of Merck KGaA, Darmstadt, Germany’s interest in acquiring Versum. Immediately following such call, Dr. Oschmann sent the following letter.
February 27, 2019
Ladies and Gentlemen:
As leading technology innovators backed by approximately $3 billion in annual R&D and capex spending, I and my colleagues of Merck KGaA, Darmstadt, Germany have long been impressed with Versum Materials, Inc. (“Versum”) and the potential that Versum’s management and employees has for delivering value to Versum’s customers, communities and stockholders. The transaction that Versum recently disclosed — one in which Versum stockholders would receive stock of Entegris, Inc.

(“Entegris”) — significantly undervalues Versum. Accordingly, I am pleased to propose, with the unanimous and enthusiastic support of our executive board, that Merck KGaA, Darmstadt, Germany acquire all of the outstanding shares of Versum common stock for $48.00 per share in cash (the “Proposal”). The Proposal reflects an enterprise value for Versum of  $6 billion and an EV/FY 2018 EBITDA multiple of approximately 13.3x. The Proposal represents a premium of 15.9% to the current value per Versum share and a premium of 51.7% to the undisturbed trading price per Versum share on the trading day prior to announcement of the Entegris transaction.
Instead of the speculative value offered by the Entegris transaction, the all-cash Proposal would deliver immediate and certain cash value to Versum stockholders in the event a transaction between Versum and us is consummated in accordance with the terms of our Proposal, shielding them from the significant integration, operational and market risks posed by the all-stock Entegris transaction.
There can be no question that the Proposal is a Superior Proposal for purposes of the Versum-Entegris merger agreement, and we wish to engage with Versum and its advisors immediately in order to capture for Versum’s stockholders, employees, and customers the tremendous superior value inherent in the Proposal.
Commitment to Investment Benefitting Employees and Customers
As you know, Merck KGaA, Darmstadt, Germany is a leading science and technology company which operates across healthcare, life sciences and performance materials with a market capitalization of approximately $47 billion and revenues of approximately $17 billion. Our performance materials business is an innovation driven market leader in electronic chemicals with exposure to high growth market segments. Given ongoing technological change including AI, internet-of-things, data analytics and the like, long term secular trends will create lasting demand for semiconductors. The leaders in the industry will be those willing to invest and able to innovate and adapt to changing technologies.
Together we will be one of those leaders. The complementary fit of our and Versum’s businesses and the strength of our combined team will justify significant and sustained investment, which will benefit all of Merck KGaA, Darmstadt, Germany’s and Versum’s employees and customers worldwide. An important part of our strategy will be to maintain Versum’s headquarters as the major hub for the combined electronic materials business in the U.S.
Transaction Terms
Merck KGaA, Darmstadt, Germany is prepared to complete the transaction on terms consistent with the terms agreed with Entegris, aside from changes relating to us as the counterparty, the necessary differences between a cash and stock transaction and other changes necessary in light of applicable laws and regulations.
Certainty of Closing
In addition to its tremendous financial superiority relative to the Entegris transaction, please note the following benefits of the Proposal:
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No Financing Risk:   Merck KGaA, Darmstadt, Germany has a very substantial market capitalization and a strong investment grade credit rating. The definitive agreement would not contain a financing condition, and any requisite financing in excess of cash on hand would be supported by committed financing with no incremental conditionality.

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Strong Track Record of Completing Acquisitions:   Merck KGaA, Darmstadt, Germany has a strong record of completing acquisitions and is well-known as a reliable merger partner. Since 2009, we have completed acquisitions with a total transaction value of approximately $27 billion. Our track record includes two acquisitions of large U.S. public companies, including the $7 billion acquisition of Millipore and the $17 billion acquisition of Sigma-Aldrich as well as the $2.5 billion acquisition of UK-based AZ Electronic Materials.

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No Anticipated Regulatory Issues:   Given our strong M&A track record, we have significant experience in obtaining antitrust approvals both in the U.S. and globally, as well as CFIUS approval in the U.S. Based on our review of available information, the complementary nature of the businesses and our prior experience, there should not be regulatory obstacles to the transaction and we believe the necessary approvals can be secured without undue delay.
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No Shareholder Vote:   Unlike the pending transaction with Entegris, we do not require a shareholder vote and already have all necessary internal approvals in place.

Next Steps and Timing
After entering into a mutually agreeable confidentiality agreement with Merck KGaA, Darmstadt, Germany, we wish to undertake discussions and review the information required for us to complete our due diligence — including information that Versum has furnished to Entegris. Our team is in a position to complete diligence expeditiously and finalize a transaction agreement at the same time. Given that we assume that Versum has significantly progressed its proxy statement, we are confident that Versum stockholder approval of a transaction with Merck KGaA, Darmstadt, Germany can be obtained rapidly.
Advisors
Merck KGaA, Darmstadt, Germany has engaged Guggenheim Securities, LLC as its financial advisor and Sullivan & Cromwell LLP as its legal counsel. Our advisors are ready, willing and able to coordinate with Versum’s advisors concerning next steps.
Public Disclosure
Please be aware that given applicable requirements under German law, Merck KGaA, Darmstadt, Germany is required to disclose this proposal publicly and simultaneously with its delivery to you. A copy of the release we have made is attached hereto.
Non-Binding Effect
This letter does not create or constitute any legally binding obligation or commitment by either of us relating to the proposed transaction or otherwise. A binding agreement will only arise when and if a definitive transaction is agreed and a definitive merger agreement is executed and delivered by each of the parties.
We look forward to your prompt response and to moving forward together so that we may complete this transaction expeditiously and unlock the value inherent in this exciting and valuable transaction.
Sincerely,
/s/ Stefan Oschmann
Stefan Oschmann
Chief Executive Officer
On February 27, 2019, Versum issued a press release acknowledging receipt of the letter from Merck KGaA, Darmstadt, Germany containing the Proposal. A copy of the press release was filed with the SEC pursuant to Rule 425 under the Securities Act of 1933 (as amended and together with the rules promulgated thereunder, the “Securities Act”).
On February 27, 2019, Merck KGaA, Darmstadt, Germany held a conference call for investors and analysts during which our senior management discussed our Proposal and answered questions from investors and analysts. A copy of the transcript of this call was filed on Schedule 14A with the SEC on February 28, 2019.
On February 28, 2019, Entegris filed the Entegris S-4 that contains the Entegris/Versum Proxy Statement/Prospectus, which, among other things, solicits proxies to be used by Entegris and Versum at their respective stockholder special meetings to approve the Proposed Entegris Transaction.
On February 28, 2019, Versum adopted a stockholder rights plan, commonly known as a “poison pill”, to give all Versum stockholders the right to purchase Versum stock at a substantially reduced price if a third party acquires 12.5% or more of Versum’s common stock.
On March 1, 2019, Versum issued a press release announcing that the Versum Board rejected our proposal.

On March 4, 2019, Dr. Oschmann attempted to convene with Mr. Ghasemi by telephone, but was unsuccessful.
On March 5, 2019, Merck KGaA, Darmstadt, Germany published the following open letter to Versum stockholders:
An Open Letter to Versum Shareholders from Merck KGaA, Darmstadt, Germany
Dear Fellow Versum Shareholders:
We are disappointed that the Versum Board of Directors has rejected without explanation our superior proposal to acquire all of the outstanding common stock of Versum for $48.00 in cash per share (our “Proposal”). Further, our offer to engage directly with Versum to understand the rationale for the Versum Board’s determination has not been accepted. We urge you to let the Versum Board know that Versum shareholders will not support the Entegris acquisition in light of our Proposal, which is unquestionably superior.
The market has spoken with respect to the value of our Proposal relative to the Entegris acquisition
Our Proposal reflects a 51.7% premium to Versum’s unaffected price and a 17.1% premium to the current market value of the Entegris stock that Versum shareholders would receive in the Entegris acquisition. Since the time our Proposal was announced, 35.6 million Versum shares have traded (32.6% of the total number of Versum basic shares outstanding) in just four trading days at a volume weighted average price of  $48.58, an 18.5% premium to the current implied value of the Entegris stock consideration. Further, the premium valuation reflected in our Proposal is certain and immediate, without any of the significant ongoing integration, operational or market risks reflected in the value of the Entegris stock consideration and without the need for the achievement of synergies.
The market has overwhelmingly expressed a preference for our Proposal.
The published financial analysis of Lazard — Versum’s own financial advisor — supports our view that our Proposal is superior to the Entegris acquisition
The analysis of Versum’s own financial advisor — Lazard — supports our view that our Proposal is superior, both standalone and relative to the Entegris acquisition. Lazard’s financial analysis included in the proxy statement filed by Entegris and Versum on February 28, 2019 (the “Proxy Statement”), the day following delivery of our Proposal, reflects the following values for Versum:
Lazard’s Valuation of Versum and Premium of Our Proposal to Midpoint of Lazard’s Valuation Range1:

The Proposal Premium @ Midpoint
DCF (standalone)
$35.05
$45.40
19.3%
EV / 2019 Management Adj. EBITDA
$32.65
$39.80
32.5%
PV of Future Share Price
$33.10
$42.60
26.8%
Analyst Price Targets (12 months)
$26.00
$47.00
31.5%
Discounted Analyst Price Targets
$23.20
$41.90
47.5%
52-Week High / Low
$25.02
$41.35
44.6%

1
Stand-alone Versum values per share compiled from Lazard’s valuation work disclosed in the Proxy Statement. The premia of the value of the Proposal relative to each of the stand-alone values were calculated by Merck KGaA, Darmstadt, Germany.

Lazard also completed a “has-gets” analysis to compare the discounted cash flow value, including synergies, relative to Versum’s standalone value. That analysis, which is summarized below, demonstrates that Lazard’s valuation analysis is consistent with the market’s view that the value of the stock consideration offered by Entegris is far less than the value of our Proposal.
Lazard’s DCF Value of Merger Consideration Including Synergies2
Run-Rate Synergies ($mm)	DCF Value Per Share of the Entegris Merger Consideration Including Synergies	The Proposal: Premium to DCF Value Per Share of the Entegris Merger Consideration Including Synergies
$75	$41.43	15.9%
$85	$41.71	15.1%
$100	$42.19	13.8%
The Versum Board appears to have disregarded the valuation analysis of its own financial advisor in rejecting our Proposal.
The Versum Board has not engaged in a process to maximize shareholder value
The background of the merger section of the Proxy Statement indicates that discussions began between Versum and Entegris in December 2018. Less than two months later, Versum announced a transaction with Entegris without conducting a market check to determine what alternatives might be potentially available to Versum’s shareholders. The final exchange ratio reflected only a 10.8% premium to the market value of Versum’s stock at the time of the announcement. Further, during the course of the negotiation, the final exchange ratio reflected only a 2.1% increase from the exchange ratio initially offered by Entegris. After our Proposal was delivered, the Versum Board never contacted us to discuss our Proposal, implemented a poison pill and quickly rejected our Proposal.
These actions do not reflect a desire to maximize shareholder value.
Our Proposal offers more opportunity for Versum’s employees
While the transaction with Entegris is described as a “merger of equals”, there appears to be nothing equal about the treatment of Versum’s employees relative to those of Entegris. Entegris has already announced its intention to operate the combined business from its headquarters in Billerica, MA, more than 2,500 miles away from Tempe.
At Merck KGaA, Darmstadt, Germany, people have always been and will continue to be at the center of everything we do. We already have a strong footprint in the U.S. and a track record as a top employer. Over the past decade, the company invested some $24bn in the U.S. through acquisitions alone, including the successful acquisitions of Millipore in 2010 and Sigma-Aldrich in 2015.
Our intention is to maintain Versum’s Tempe site as the major hub for the combined electronic materials business in the U.S., complementing our strong commitment to this important market. Versum employees will become an integral part of a leading electronic materials business and will benefit from new and exciting development opportunities within a truly global science and technology company.
We are committed to pursuing our Proposal
We are fully committed to pursuing our Proposal. The Versum Board should consider the best interests of its shareholders and engage with us.
Merck KGaA, Darmstadt, Germany’s proposal is clearly superior to the Entegris acquisition.
We know that Versum shareholders agree with us.
Tell the Versum Board how you feel.

2
DCF value per share of the merger consideration including synergies derived from Lazard’s has-gets analysis disclosed in the Proxy Statement, which expresses these values as a premium to Versum’s share price. The premia of the value of the Proposal relative to each of the value of the merger consideration including synergies were calculated by Merck KGaA, Darmstadt, Germany.

On March 8, 2019, Versum and Entegris issued a letter to the stockholders of Versum and Entegris in response to our open letter on March 5, 2019, reiterating their commitment to the Proposed Entegris Transaction. On the same day, the Versum Board issued a press release, reaffirming its commitment to completing the Proposed Entegris Transaction.
On March 12, 2019, we filed a preliminary proxy statement on Schedule 14A with the SEC to be used to solicit proxies in opposition to the proposal to approve the Entegris Merger Proposal and other related proposals at the Special Meeting.
On March 21, 2019, Versum announced the filing of its definitive proxy statement in connection with the Special Meeting (i.e. the Entegris/Versum Proxy Statement/Prospectus) and the commencement of the mailing of the definitive proxy materials.
On March 22, 2019, we filed a definitive proxy statement on Schedule 14A with the SEC to solicit proxies to be used at the Special Meeting in opposition to the Special Meeting Proposals and we commenced mailing the definitive proxy statement, including the accompanying GREEN proxy card, to Versum stockholders on or about March 25, 2019.
On March 26, 2019, we filed a Tender Offer Statement on Schedule TO with the SEC, together with certain exhibits which include this Offer to Purchase, and commenced the Offer.
Other Transactions with Versum
Except as described elsewhere herein, there is no present or proposed material agreement, arrangement, understanding or relationship between Merck KGaA, Darmstadt, Germany, the Purchaser, or any of their executive officers, directors, controlling persons or subsidiaries, on the one hand, and Versum or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.
12. Purpose of the Offer; Plans for Versum; Potential Merger; Section 203.
Purpose of the Offer; Plans for Versum; Potential Merger
The purpose of the Offer is for Merck KGaA, Darmstadt, Germany, through the Purchaser, to acquire control of, and ultimately the entire equity interest in, Versum. The Offer, as the first step in the acquisition of Versum, is intended to facilitate the acquisition of all Shares. The purpose of the Potential Merger is to acquire all of the Shares not tendered and purchased pursuant to the Offer.
Merck KGaA, Darmstadt, Germany, is seeking a definitive agreement for the acquisition of Versum by Merck KGaA, Darmstadt, Germany, and is prepared to engage with Versum immediately, if Versum engages with Merck KGaA, Darmstadt, Germany, as it is permitted to do under the terms of the Entegris Merger Agreement. We are making the Offer because the Versum Board has refused to engage with us and because of Versum’s public statements with respect to our proposal to acquire all of the outstanding shares of Common Stock for $48.00 per share in cash, which we believe is superior to the Proposed Entegris Transaction. Under the terms of the Entegris Merger Agreement, the Versum Board is permitted to engage in discussions with a person (such as Merck, KGaA, Darmstadt, Germany) after receiving a Superior Proposal — we believe Merck, KGaA, Darmstadt, Germany’s proposal to acquire Versum is clearly a Superior Proposal. In light of the Versum Board’s refusal to discuss our proposal, however, the Purchaser is making the Offer directly to Versum stockholders on the terms and conditions set forth in the Offer as an alternative to a negotiated transaction, as Merck, KGaA, Darmstadt, Germany believes that the Offer is superior to the Proposed Entegris Transaction for Versum’s stockholders.
Subject to applicable law, we reserve the right to amend the Offer in any respect (including amending the Offer Price). In addition, it is a condition to the Offer that we or any of our affiliates and Versum have not reached any agreement or understanding pursuant to which the Offer will be terminated. In the event that we enter into a merger agreement with Versum that does not contemplate a tender offer, this condition will not be satisfied and we will have the right to terminate the Offer. If we and Versum enter into such a merger agreement, the Shares would, upon completion of the merger contemplated therein, be converted into the consideration negotiated by us and Versum and specified in such merger agreement.

We intend to acquire control of, and ultimately the entire equity interest in, Versum. If we consummate the Offer, we currently intend to complete the Potential Merger as soon as reasonably practicable thereafter so that Versum will become an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany. The timing for any such Potential Merger will depend on the circumstances, specifically:
•
if  (i) we enter into a definitive merger agreement with Versum with respect to the acquisition of Versum by us, (ii) the conditions of Section 251(h) of the DGCL can be satisfied and (iii) pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to any Shares then owned by us, constitutes at least a majority of the Shares on a fully diluted basis, we intend to complete the Potential Merger as a second-step merger pursuant to Section 251(h) of the DGCL with Versum which would not require a vote of Versum stockholders and in which Versum will become an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany;

•
if we determine that Section 251(h) of the DGCL is unavailable for any reason but we consummate the Offer and acquire, pursuant to the Offer or otherwise (for example, through the purchase of additional Shares in the open market after the expiration of the Offer), at least 90% of the Shares, then we intend to complete the Potential Merger as a “short form” merger under Section 253 of the DGCL, which would not require a vote of the Versum Board or Versum stockholders; and

•
if we determine that neither Section 251(h) nor Section 253 of the DGCL is available to us for any reason but we consummate the Offer and acquire, pursuant to the Offer or otherwise, at least a majority of the Shares on a fully diluted basis, then we intend to complete the Potential Merger as a “long form” merger pursuant to Section 251(b) and (c) of the DGCL, which requires the approval of the Versum Board and the affirmative vote of holders of a majority of the Shares entitled to vote thereon. While we would have sufficient voting power to approve a “long form” merger without the affirmative vote of any other stockholder of Versum, a “long form” merger would also require the approval of the Versum Board. Accordingly, we currently intend, as soon as practicable after the consummation of the Offer, to seek maximum representation on the Versum Board and to request that some or all of the current members of the Versum Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to explore all options available to secure control of the Versum Board in order to seek to have Versum complete the Potential Merger.

In the Potential Merger as described in either of the first two bullets above, all Shares that were not purchased in the Offer (other than any Shares owned by us or Shares in respect of which appraisal rights are properly exercised) will be exchanged for an amount in cash per Share equal to the Offer Price. If we purchase Shares pursuant to the Offer as described in the last bullet above, unless we enter into a merger agreement with Versum which is approved by the Versum Board, we will be under no legal obligation to complete a “long form” back-end merger; however, if we nonetheless choose to pursue such a “long form” merger, it could take a considerable amount of time to complete the Potential Merger, and even then, due to the passage of time, we cannot assure you what consideration the Shares not purchased in the Offer would receive in the Potential Merger. See “Statutory Requirements; Short Form Merger” below.
If we acquire Shares pursuant to the Offer, depending upon the number of Shares so acquired and other factors relevant to our equity ownership in Versum, we may, subsequent to consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.
If the Shares are not delisted prior to the Potential Merger, we intend to cause the delisting of the Shares by the NYSE promptly following completion of the Potential Merger. We intend to seek to cause Versum to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer or completion of the Potential Merger as the requirements for deregistration are met. See “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”

In connection with the Offer, we have reviewed, and will continue to review, various possible business strategies that we might consider in the event that we acquire control of Versum. In addition, if and to the extent that we acquire control of Versum or otherwise obtain access to the books and records of Versum, we intend to conduct a detailed review, subject to applicable law, of Versum and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable to achieve anticipated synergies in the combined company, in light of the circumstances which then exist. Such strategies could include, among other things, changes in Versum’s business, facility locations, corporate structure, product development, marketing strategies, capitalization, or the Versum Board, management, rationalization of employment and cost levels or the divestiture of certain assets.
If we acquire control of Versum, we currently intend that, prior to our acquisition of all of the Shares or completion of the Potential Merger, except for Versum’s regular quarterly cash dividend, no dividends will be declared on the Shares.
Except as described above or elsewhere in this Offer to Purchase (including the Potential Merger), the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Versum or any of its subsidiaries (such as a merger, reorganization, liquidation, or sale or other transfer of a material amount of assets), any change in the number or the term of the directors of or the filling of any existing vacancies on the Versum Board, any change in the material terms of the employment contracts of the executive officers, any material change in Versum’s indebtedness, capitalization or dividend rate or policy or any other material change in Versum’s corporate structure or business. However, we reserve the right, at Versum’s next annual meeting, to seek to elect, through a proxy solicitation, Versum directors we believe will, subject to their fiduciary duties under applicable law, take actions within their power to cause the conditions to the Offer to be satisfied and otherwise support the consummation of the Offer and the completion of the Potential Merger or another similar business combination satisfactory to us between Merck KGaA, Darmstadt, Germany and/or any of its subsidiaries and Versum. Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies from Versum’s stockholders. Any proxy solicitation will be made only pursuant to separate proxy solicitation materials complying with all applicable requirements of Section 14(a) of the Exchange Act.
Section 203
If the Section 203 Condition is not satisfied but we elect, in our sole discretion, to consummate the Offer, Section 203 of the DGCL could delay our ability to acquire the entire equity interest in Versum. In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” with a Delaware corporation for a period of three years following the time at which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock not owned by the interested stockholder.
We reserve the right to waive the Section 203 Condition, although there can be no assurance that we will do so, and we have not determined whether we would be willing to do so under any circumstances. If we waive such condition and purchase Shares pursuant to the Offer or otherwise and Section 203 is applicable, we may nevertheless seek to complete the Potential Merger or another business combination with Versum as described above. However, if we purchase Shares pursuant to the Offer or otherwise and are prevented by Section 203 from completing the Potential Merger or another business combination with Versum for any period of time without complying with Section 203, we may (i) determine not to seek to complete the Potential Merger or another business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by Versum. We have not determined whether we would take any of the actions described above under such circumstances.
The exact timing and details of any merger or other business combination involving Versum will necessarily depend upon a variety of factors, including whether the Entegris Merger Agreement will be terminated in accordance with its terms, if and when Versum enters into a definitive merger agreement with us and the number of Shares we acquire pursuant to the Offer, and if and when any necessary approvals or waiting periods under the laws of the U.S. or any foreign jurisdiction applicable to the purchase of Shares pursuant to the Offer or a subsequent business combination expire or are terminated or obtained, as applicable, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer or such business combination on antitrust grounds or otherwise, as described herein. Although we currently intend to complete the Potential Merger, it is possible that, as a result of substantial delays in our ability to effect such a transaction, actions that Versum may take in response to the Offer, information we obtain hereafter, changes in general economic or market conditions or in the business of Versum or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned, or may be proposed on different terms. We reserve the right not to complete a merger or other business combination with Versum or to propose such a transaction on terms other than those described above. Specifically, we reserve the right (i) to propose consideration in a merger or other business combination consisting of securities or a combination of cash and securities and (ii) to propose consideration in such a transaction having a value that is greater than or less than the amount referred to above.
The foregoing discussion is not a complete statement of the DGCL and is qualified in its entirety by reference to the DGCL.
13. Dividends and Distributions.
If, on or after the date of this Offer to Purchase, Versum (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues, distributes to stockholders or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, without prejudice to our rights under “The Offer — Section 14 — Conditions of the Offer,” we may make such adjustments in the Offer Price and other terms of the Offer and the Potential Merger as we deem appropriate to reflect such split, distribution, combination or other change, including the number or type of securities offered to be purchased.
If, on or after the date of this Offer to Purchase, Versum declares or pays any cash dividend on the Shares or other distribution on the Shares (other than Versum’s regular quarterly cash dividend), including without limitation any distribution of shares of any class or any other securities or warrants or rights, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominee or transferee on Versum’s stock transfer records, then, subject to the provisions of  “The Offer — Section 14 — Conditions of the Offer,” (i) the Offer Price may be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by us in our sole discretion.

In the event that we make any change in the Offer Price or other terms of the Offer, including the number or type of securities offered to be purchased, we will inform Versum’s stockholders of this development and extend the expiration date of the Offer, in each case to the extent required by applicable law.
14. Conditions of the Offer.
Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if  (a) before the Expiration Date, the Minimum Tender Condition, the Termination Condition, the Vote Condition, the HSR Condition, the No Impairment Condition, the Rights Condition or the Section 203 Condition shall not have been satisfied, (b) before the Expiration Date, all other authorizations, consents, orders, approvals, filings, declarations and expirations of waiting periods required under the antitrust or competition laws of any foreign jurisdictions applicable to the transactions contemplated by this Offer to Purchase shall have not been obtained, or (c) at any time prior to the expiration of the Offer, any of the following conditions shall have occurred or exist:
(i) there is threatened, instituted or pending any claim, action or proceeding by any government, governmental authority or agency or any other person, whether domestic, state, federal, foreign or supranational, before any court or governmental authority or agency, whether domestic, state, federal, foreign or supranational, (a) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our affiliates or the completion by us or any of our affiliates of the Potential Merger or any other business combination involving Versum, (b) seeking to obtain material damages in connection with, or otherwise directly or indirectly relating to, the transactions contemplated by the Offer, the Potential Merger or any other business combination involving Versum, (c) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our affiliates of all or any portion of our business or assets or those of Versum or any of its subsidiaries or affiliates or to compel us or any of our affiliates to dispose of or hold separate all or any portion of our business or assets or those of Versum or any of its subsidiaries or affiliates or seeking to impose any limitation on our or any of our affiliates’ ability to conduct such businesses or own such assets, (d) seeking to impose or confirm limitations on our ability or that of any of our affiliates effectively to acquire, retain and exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by us or any of our affiliates on all matters properly presented to Versum’s stockholders, (e) seeking to require divestiture or sale by us or any of our affiliates of any Shares, (f) seeking relief that if granted will result in a material diminution in the benefits expected, in our reasonable judgment, to be derived by us or any of our affiliates as a result of the transactions contemplated by the Offer, the Potential Merger or any other business combination involving Versum or (g) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Versum or any of its subsidiaries or affiliates or the value of the Shares to us or any of our affiliates;
(ii) any action is taken, or any statute, rule, regulation, interpretation, judgment, injunction, order or decree is proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to us or any of our affiliates, the Offer, the acceptance for payment of or payment for Shares, or the Potential Merger or any other business combination involving Versum, by any court, government or governmental authority or agency, whether domestic, state, federal, foreign or supranational (other than the application of mandatory waiting period provisions under the HSR Act or any applicable foreign antitrust, competition or merger control law to the Offer, the Potential Merger or any other business combination involving Versum) that, in our reasonable judgment, does or might, directly or indirectly, result in any of the outcomes or consequences referred to in clauses (a) through (g) of paragraph (i) above;
(iii) following the giving of a mandatory declaration or written notice by us with respect to the transactions contemplated by this Offer to Purchase in accordance with the requirements of the regulations implementing Section 721 (as defined below), codified at 31 C.F.R. Part 800 and 31 C.F.R. Part 801, CFIUS Clearance (as defined below) has not been obtained;

(iv) since September 30, 2018 there has occurred, is occurring or is threatened to occur any change, event, circumstance or development that, in our reasonable judgment, has had, or would reasonably be likely to have, a Versum Material Adverse Effect (as defined below);
(v) there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the close of business on March 25, 2019, (c) any change in the general, political, market, economic or financial conditions in the United States, Europe or elsewhere that, in our reasonable judgment, could have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of Versum and its subsidiaries, taken as a whole, or Merck KGaA, Darmstadt, Germany and its subsidiaries, taken as a whole, (d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Europe, Germany or other jurisdictions in which we or Versum have substantial businesses, (e) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. dollar or Euro currency exchange rates or the markets therefor (including any suspension of, or limitation on, such markets), (f) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Europe or any attack on or outbreak or act of terrorism involving the United States or Europe, (g) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event or change that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or the availability of financing or (h) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
(vi) (a) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including Versum or any of its subsidiaries or affiliates), or has been publicly disclosed, or we otherwise learn that any other person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of Versum (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Versum (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on the date of this Offer to Purchase, (b) any such person or group which, prior to the date of this Offer to Purchase, had filed such a schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of Versum (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting one percent or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of Versum (including the Shares) constituting 1% or more of any such class or series, (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving Versum, other than by Entegris pursuant to the Entegris Merger Agreement or (d) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Versum or any assets or securities of Versum, other than by Entegris pursuant to the Entegris Merger Agreement;
(vii) Versum or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, Shares or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the publicly disclosed terms in effect on the date of commencement of the Offer of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of Versum, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Versum (other than Versum’s regular quarterly cash dividend), including without limitation any distribution of shares of any class or any other securities or warrants or rights, (f) altered or proposed to alter any material term of any outstanding security (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Potential Merger) or issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (g) authorized, recommended, proposed or announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of Versum or any of its subsidiaries or any comparable event not in the ordinary course of business (other than the Entegris Merger Agreement), (h) authorized, recommended, proposed or announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Versum or any of its subsidiaries or affiliates or the value of the Shares to us or any of our affiliates (other than the Entegris Merger Agreement), (i) adopted, entered into or amended any employment, severance, change of control, retention or other similar agreement, arrangement or plan with or for the benefit of any of its officers, directors, employees or consultants or made grants or awards thereunder, in each case other than as publicly disclosed prior to the date of this Offer to Purchase, or adopted, entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to officers, directors, employees or consultants as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by us or our completion of the Potential Merger or any other business combination involving Versum (including, in each case, in combination with any other event such as termination of employment or service), (j) except as may be required by law, taken any action to terminate or amend or materially increase liability under any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of Versum or any of its subsidiaries, or we shall have become aware of any such action which was not previously announced, (k) transferred into escrow (or other similar arrangement) any amounts required to fund any existing benefit, employment, severance, change of control or other similar agreement, in each case other than in the ordinary course of business, or (l) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that Versum or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been previously disclosed (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Potential Merger);
(viii) we become aware (a) that any material contractual right of Versum or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of Versum or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the completion by us or any of our affiliates of the Potential Merger or any other business combination involving Versum or (b) of any covenant, term or condition in any instrument or agreement of Versum or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Versum or any of its subsidiaries or affiliates or the value of the Shares to us or any of our affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by us or our completion of the Potential Merger or any other similar business combination involving Versum);
(ix) we or any of our affiliates and Versum reach any agreement or understanding pursuant to which it is agreed that the Offer will be terminated;
(x) Versum or any of its subsidiaries shall have (a) granted to any person proposing a merger or other business combination with or involving Versum or any of its subsidiaries or the purchase of securities or assets of Versum or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of Versum or any of its subsidiaries) or (b) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase, in each case other than pursuant to the Proposed Entegris Transaction;

(xi) any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency (including the other matters described or referred to in “The Offer — Section 15 — Certain Legal Matters; Regulatory Approvals; Appraisal Rights”) shall not have been obtained on terms satisfactory to Merck KGaA, Darmstadt, Germany and the Purchaser or any waiting period or extension thereof imposed by any government or governmental authority or agency with respect to the Offer shall not have expired; or
(xii) based on the Offer Price, the total amount of cash required to acquire and/or cancel all shares of Versum’s capital stock, including all (x) subscriptions, options, warrants, puts, call agreements, understandings, claims or other commitments or rights of any type relating to the issuance sale or transfer by Versum of any of its capital stock and (y) securities convertible into or exchangeable for any shares of capital stock of Versum (assuming that all exercise, conversion or similar payments are completed, on a net basis) shall exceed $5,331,000,000.00.
“Versum Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence (“Effect”) that is materially adverse to the business, condition (financial or otherwise) or results of operations of Versum and its subsidiaries, taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a Versum Material Adverse Effect, or be taken into account in determining whether a Versum Material Adverse Effect has occurred or would reasonably be expected to occur: (A) Effects generally affecting (1) the economy, credit, capital, securities or financial markets in the United States or elsewhere in the world, including changes to interest rates and exchange rates, or (2) political, regulatory or business conditions in any jurisdiction in which Versum or any of its subsidiaries has material operations or where any of Versum’s or any of its subsidiaries’ products or services are sold; (B) Effects that are the result of factors generally affecting the semiconductor industry or any industry, markets or geographical areas in which Versum and its subsidiaries operate; (C) any loss of, or adverse Effect in, the relationship of Versum or any of its subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship to the extent caused by the entry into, announcement or consummation of the Offer; (D) changes or modifications, and prospective changes or modifications, in GAAP or in any law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof; (E) any failure, in and of itself, by Versum to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, provided, that the exception in (E) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Versum Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (D) or (F) and (G)); (F) any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, geopolitical conditions, military actions or the escalation or worsening of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person; or (G) (1) a decline in the market price, or change in trading volume, in and of itself, of the Shares on the NYSE, or (2) any ratings downgrade or change in ratings outlook for Versum or any of its subsidiaries; provided, that the exceptions in this clause (G) shall not prevent or otherwise affect a determination that any Effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Versum Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (F)); provided, further, that, with respect to clauses (A), (B), (D) and (F), such Effect will be taken into account in determining whether a Versum Material Adverse Effect has occurred if it disproportionately adversely affects Versum and its subsidiaries, taken as a whole, compared to other companies and their respective subsidiaries, taken as a whole, of comparable size, operating in the industries in which Versum and its subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect will be taken into account in determining whether a Versum Material Adverse Effect has occurred.
“Section 721” means Section 721 of the Defense Production Act of 1950, as effected by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, and as amended by the Foreign Investment and National Security Act of 2007, Pub.L. 110-49, 121 Stat. 246 (2007), and The Foreign Investment Risk Review Modernization Act of 2018, Subtitle A of Title XVII of Pub. L. 115 – 232 (Aug. 13, 2018), codified at 50 U.S.C. §4565 (“FIRRMA”).

“CFIUS Clearance” means, after submission of a mandatory declaration or written notice by us with respect to the transactions contemplated by this Offer to Purchase in accordance with the requirements of the Section 721 and 31 C.F.R. §800-801 (the “CFIUS Regulations”), the Committee on Foreign Investment in the United States (“CFIUS”) Staff Chairperson (or other representative of CFIUS) shall have notified us (i) of CFIUS’ determination that the transaction contemplated by this Offer to Purchase is not a “covered transaction” within the meaning of Section 721, (ii) that there are no unresolved national security concerns with respect to the transactions contemplated by this Offer to Purchase and CFIUS has concluded all action under Section 721 with respect to the transactions contemplated by this Offer to Purchase, or (iii) CFIUS shall have sent a report to the President of the United States requesting the decision of the President of the United States and the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by this Offer to Purchase shall have expired without any such action being threatened, announced or taken, or the President of the United States shall have announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the transactions contemplated by this Offer to Purchase.
The foregoing conditions are for the sole benefit of Merck KGaA, Darmstadt, Germany, the Purchaser and their affiliates and may be asserted by us regardless of the circumstances giving rise to any such conditions or may be waived by us in our sole discretion in whole or in part at any time or from time to time before the Expiration Date. We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. A public announcement shall be made of a material change in, or waiver of, the foregoing conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.
Consummation of the Offer is not subject to any financing condition.
15. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.
General
Based on our examination of publicly available information filed by Versum with the SEC and other publicly available information concerning Versum, we are not aware of any governmental license or regulatory permit that appears to be material to Versum’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “Other State Takeover Statutes,” such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, but we are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions), or that, if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Versum’s business or certain parts of Versum’s business might not have to be disposed of, any one of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer — Section 14 — Conditions of the Offer.”
Delaware Business Combination Statute
Versum is subject to the provisions of Section 203 of DGCL, which imposes certain restrictions on business combinations involving Versum. For a discussion of the provisions of Section 203 of DGCL, see “The Offer — Section 12 — Purpose of the Offer; Plans for Versum; Potential Merger; Section 203.”

Other State Takeover Statutes
A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Versum, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer, the Potential Merger or any other business combination between us or any of our affiliates and Versum, and we have not made efforts to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer, the Potential Merger or any other business combination, we believe that there are reasonable bases for contesting such laws.
In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from obtaining voting rights in shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.
If any government official or third party seeks to apply any state takeover law to the Offer, the Potential Merger or any other business combination between us or any of our affiliates and Versum, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes are applicable to the Offer, the Potential Merger or any other business combination and an appropriate court does not determine that they are inapplicable or invalid as applied to the Offer, the Potential Merger or any other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing, consummating or completing the Offer, the Potential Merger or any other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer — Section 14 — Conditions of the Offer.”
Antitrust Matters
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United States.   Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Pursuant to the requirements of the HSR Act, we may not consummate the Offer until we have filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC and the waiting period has expired. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 days following such filing, unless such 15th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City time, on the next regular business day. We expect to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on or about March 26, 2019. If filed on that date, the waiting period applicable to the purchase of the Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on April 10, 2019, unless earlier terminated by the FTC or the Antitrust Division. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, 10 days after our substantial compliance with such request. Thereafter, such waiting period can be extended or the Offer enjoined only by court order.
The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or completion of the Potential Merger or seeking divestiture of the Shares acquired in connection with the Offer or divestiture of substantial assets owned by us or Versum. Private parties and individual states may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer — Section 14 — Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions. Shares will not be accepted for payment or paid for pursuant to the Offer if, before or after the expiration of the applicable waiting period under the HSR Act, the Antitrust Division, the FTC, a state, or a private party has commenced or threatens to commence an action or proceeding against the Offer or Potential Merger as a result of which any of the conditions described in “The Offer — Section 14 — Conditions of the Offer” would not be satisfied.
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European Union (the “EU”).   Under Article 7(1) of Council Regulation (EC) No. 139/2004 (the “EU Merger Regulation”), a transaction meeting certain thresholds may not be completed before it is notified to the European Commission and (i) the European Commission has declared that the transaction does not fall within the scope of the EU Merger Regulation, (ii) the European Commission has declared that the transaction is compatible with the internal market and the Agreement on the European Economic Area and issued a decision allowing the transaction to proceed under Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the EU Merger Regulation (or is deemed to have done so under Article 10(6) of the EU Merger Regulation) or (iii) if any aspect of the transaction is referred to one or more competent authorities of a member state of the EU or the European Economic Area under Article 9 of the EU Merger Regulation, each such competent authority has approved or confirmed that the transaction may proceed. Under Article 7(2) of the EU Merger Regulation, a public bid may be implemented prior to satisfying the above conditions provided that (i) the transaction has already been notified to the European Commission or is notified without delay and (ii) the acquirer does not exercise the voting rights attaching to the securities acquired under the public bid or does so only to maintain the full value of its investments based on a derogation granted by the European Commission until the above conditions are satisfied. The transactions contemplated by this Offer to Purchase fall under the definition of a notifiable concentration pursuant to the EU Merger Regulation. Based upon our review of publicly available information concerning Versum, it is possible that the thresholds for merger notification pursuant to the EU Merger Regulation are met. Our unrestricted exercise of the voting rights conferred by the Shares would require prior approval of the European Commission pursuant to Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the EU Merger Regulation or such approval to be deemed to have been obtained pursuant to Article 10(6) of the EU Merger Regulation due to the expiry of the applicable review periods. The Phase I review period expires after a maximum of 35 working days following the submission to the European Commission of a complete merger control notification, pursuant to a pre-notification period for which there is no statutory timetable. Completion of the notification may require confidential information from Versum, and completion could be delayed if Versum withholds this information, which would also delay triggering of the Phase I review period. If the European

Commission has serious doubts about the compatibility of the transactions contemplated by this Offer to Purchase with the internal market after the Phase I review, it will initiate a Phase II review, which would expire in up to an additional 125 working days. The European Commission can issue requests for information and suspend the review periods at any time if it determines that the parties have not responded to a request for information in reasonable time. If the transactions contemplated by this Offer to Purchase are capable of being reviewed under the national competition laws of at least three EU member states, we could make a referral request pursuant to Article 4(5) of the EU Merger Regulation for the European Commission to review the transactions contemplated by this Offer to Purchase. This would add at least another 15 working days to the overall review period. Alternatively, we would have to, as required, submit merger control notifications to the national competition authorities of the relevant EU member states and obtain their approval of the transactions contemplated by this Offer to Purchase or await the expiry of the applicable review periods before being able to complete these transactions. After commencement of the Offer, we will seek further information from the European Commission regarding the applicability of the EU Merger Regulation and the applicability of the national competition laws of the EU member states and currently intend to take such action as these may require, but no assurance can be given that approval by the European Commission or by the national competition authorities of the relevant EU member states of the transactions contemplated by this Offer to Purchase will be obtained. If the transactions contemplated by this Offer to Purchase are capable of being reviewed under the national competition laws of two or fewer EU member states, we currently intend to take such action as these laws may require, but no assurance can be given that approval by the relevant national competition authorities of the transactions will be obtained. One or more EU member states may request the European Competition to review the transactions contemplated by this Offer to Purchase pursuant to Article 22 of the EU Merger Regulation, if the transactions affect trade between EU member states and threaten to significantly affect competition within the territory of the EU member states or states making the request. Such a request would suspend the review periods under the relevant national competition laws, and could cause the European Commission to review the transactions contemplated by this Offer to Purchase instead of the referring member states or state.
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China.   Based upon our review of publicly available information concerning Versum, a merger control notification is likely to be required by the State Administration for Market Regulation in China (“SAMR”). Under the Chinese Anti-Monopoly Law, the transactions contemplated by this Offer to Purchase may not be completed until SAMR has granted its approval or the expiration of a 30-calendar day review period (Phase I) following the submission to SAMR of a merger control notification concerning these transactions and confirmation by SAMR that the notification is complete. There is no statutory timetable for SAMR’s decision to confirm that the notification is complete. Completion of the notification may require confidential information from Versum, and completion could be delayed if Versum withholds this information. The Phase I review period may be extended for an additional 90 calendar days (Phase II) and further for an additional 60 calendar days in the event of an in-depth investigation (Phase III). SAMR may ask the notifying parties to withdraw and resubmit the merger control notification if it deems the statutory review period to be insufficient to complete its review. After commencement of the Offer, we will seek further information regarding the applicability of the Chinese Anti-Monopoly Law and currently intend to take such action as it may require, but no assurance can be given that approval by SAMR of the transactions contemplated by this Offer to Purchase will be obtained.

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Japan.   Based upon our review of publicly available information concerning Versum, a merger control notification is likely to be required to the Japan Fair Trade Commission (“JFTC”). Under the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (the “Antimonopoly Act”), the transactions contemplated by this Offer to Purchase may not be completed until the JFTC has granted its approval or the expiration of a 30-calendar day review period (Phase I) following the submission to the JFTC of a merger control notification concerning these transactions and formal acceptance of the notification as complete by the JFTC. Completion of the notification may require confidential information from Versum, and completion could be delayed if Versum withholds this information, which would also delay triggering of the review period. The JFTC may request us to withdraw and resubmit the notification, which would trigger a new Phase I review period. The Phase I review period may be extended by a period of 120 calendar days from acceptance of the notification as complete or 90 calendar days from completing the response to a report request from the JFTC (Phase II), if the JFTC finds this necessary to complete its review. After commencement of the Offer, we will seek further information regarding the applicability of the Antimonopoly Act and currently intend to take such action as it may require, but no assurance can be given that approval by the JFTC of the transactions contemplated by this Offer to Purchase will be obtained.
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Taiwan.   Based upon our review of publicly available information concerning Versum, a merger control notification is likely to be required to the Taiwan Fair Trade Commission (“TFTC”). Under the Taiwan Fair Trade Act, the transactions contemplated by this Offer to Purchase may not be completed until the TFTC has granted its approval or the expiration of a 30-working day review period following the submission to the TFTC of a complete merger control notification concerning these transactions. Completion of the notification may require confidential information from Versum, and completion could be delayed if Versum withholds this information, which would also delay triggering of the review period. The review period may be extended by up to an additional 60 working days if the TFTC finds this necessary to complete its review. The TFTC can issue requests for information at any point during its review and the time taken to respond to such requests would suspend the expiry of the review period. After commencement of the Offer, we will seek further information regarding the applicability of the Taiwan Fair Trade Act and currently intend to take such action as it may require, but no assurance can be given that approval by the TFTC of the transactions contemplated by this Offer to Purchase will be obtained.

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Competition Laws of Other Jurisdictions.   Based upon our review of publicly available information concerning Versum, there are other jurisdictions outside the United States in which Versum and Merck KGaA, Darmstadt, Germany, and their respective subsidiaries conduct business. The antitrust, competition or merger control laws of certain of these jurisdictions may require the submission of a merger control notification with, and the obtaining of the pre-merger approval of, antitrust or competition authorities therein, or the submission of a merger control notification may be advisable in certain of these jurisdictions. For the EU member states, please see the above disclosure on the EU. After commencement of the Offer, we will seek further information regarding the applicability of the antitrust, competition or merger control laws of any such jurisdictions and currently intend to take such action as they may require or as may be advisable, but no assurance can be given that such approvals will be obtained. Transactions such as our acquisition of Shares pursuant to the Offer are frequently scrutinized by foreign antitrust and competition authorities. Therefore, there can be no assurance that a challenge to the Offer on foreign antitrust or competition grounds will not be made or, if such a challenge is made, what the result will be. See “The Offer — Section 14 — Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions. Shares will not be accepted for payment or paid for pursuant to the Offer if any foreign antitrust or competition authority has commenced or threatens to commence an action or proceeding against the Offer or Potential Merger as a result of which any of the conditions described in “The Offer — Section 14 — Conditions of the Offer” would not be satisfied.

CFIUS
Under Section 721, the President of the United States, acting on his own or through CFIUS, an inter-agency committee chaired by the Secretary of the Treasury and composed of officials from the Departments of Commerce, Defense, Energy, Homeland Security, Justice, State, Treasury and several other Executive Branch offices, is authorized to prohibit or suspend certain transactions involving foreign persons that could result in control of a U.S. business engaged in interstate commerce in the United States (or, for certain U.S. businesses, investments by foreign persons that do not result in control of the U.S. business) if the President determines that there is credible evidence that the transaction threatens to impair the national security of the United States, and if other provisions of existing law do not provide adequate and appropriate authority to protect national security.

Pursuant to Section 721, a party or parties to a proposed transaction may voluntarily submit a notification of such transaction to CFIUS. In certain cases, filing with CFIUS is mandatory pursuant to the interim rule pertaining to a pilot program to review certain transactions involving foreign persons and critical technologies adopted on November 10, 2018 by the U.S. Department of the Treasury that implements certain authorities granted by FIRRMA. The President or CFIUS may also initiate a review of a transaction on its own initiative, without any submission by the parties.
We intend promptly to file with CFIUS a notice of the Offer and the Potential Merger in accordance with Section 721 and the CFIUS Regulations. Consistent with the CFIUS Regulations, we will provide information required by the CFIUS notice to the extent known or reasonably available to us. CFIUS may obtain information from other parties, including Versum, through subpoena or otherwise, if CFIUS deems necessary. Once CFIUS has accepted our filing, CFIUS will undertake a 45-day review, commencing from the date that CFIUS first accepts the notice. At the end of the 45-day review period, CFIUS may inform the parties that it has concluded all action under Section 721, at which point the review process is complete. Alternatively, CFIUS may determine to undertake an investigation of the Offer and the Potential Merger. An investigation must be completed within 45 calendar days of its initiation (in extraordinary circumstances, the CFIUS Staff Chairperson may extend the investigation for one 15-day period), and at the end of the investigation, CFIUS will either conclude action under Section 721, or may report the matter for decision to the President. Under Section 721, the President must announce a decision within 15 days of the completion of CFIUS’ investigation. In certain cases, CFIUS may identify a national security concern to the parties during the review or investigation period, and if that concern cannot be resolved within the initial review and investigation periods, the parties may request permission to voluntarily withdraw and refile their notification in order to allow more time to address national security concerns, which may include the negotiation of a mitigation agreement or condition with respect to such transaction that will allow CFIUS to conclude action under Section 721. Under Section 721 and related regulations, CFIUS and the President have substantial discretion in conducting national security reviews and investigations.
CFIUS has authority to take action to protect national security, whether or not the parties have filed a declaration or notice of the transaction with CFIUS, including to suspend a proposed or pending transaction that may pose a risk to the national security of the United States for such time as the transaction is under review or investigation by CFIUS. In addition, where the transaction is consummated prior to the completion of action under Section 721, the President may order divestiture if the President determines that the transaction threatens to impair the national security of the United States.
Although we believe that the Offer and the Potential Merger do not present any risks to the national security of the United States, there can be no assurance that CFIUS will conclude that the transaction will not impair the national security of the United States. There can be no assurance regarding the ultimate outcome of CFIUS’ review or investigation of the Offer and the Potential Merger. See “Section 14 — Conditions of the Offer.”
Other
Based upon our review of publicly available information concerning Versum, it appears that Versum and its subsidiaries conduct business in a number of foreign countries. In addition to what is otherwise discussed in this Offer to Purchase, in connection with the acquisition of Shares pursuant to the Offer or the Potential Merger, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before consummation of the Offer by any such government or governmental authority, or if any required approvals, waivers or consents are not obtained, or obtained subject to condition, as a result of which any of the conditions described in “The Offer — Section 14 — Conditions of the Offer” would not be satisfied, we will not be obligated to accept for payment or pay for any tendered Shares pursuant to the Offer. See “Section 14 — Conditions to the Offer.”
Appraisal Rights
Stockholders do not have appraisal rights in connection with the Offer. However, if the Potential Merger is completed, stockholders of Versum who do not tender their Shares in the Offer continue to hold

Shares at the time of completion of the Potential Merger, neither vote in favor of the Potential Merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares, collectively, the “Dissenting Shares”). Since appraisal rights are not available in connection with the Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the consideration paid in the Potential Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.
If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Potential Merger. A stockholder may withdraw a demand for appraisal by delivering to us a written withdrawal of the demand for appraisal and acceptance of the Potential Merger.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. The foregoing summary of the rights of dissenting stockholders under Delaware law does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL which will be set forth in their entirety in any proxy statement or information statement for the Potential Merger (unless the Potential Merger is effected as a second-step merger pursuant to Section 251(h) of the DGCL or a short-form merger pursuant to Section 253 of the DGCL, in which case they will be set forth in the notice of merger). We recommend that any Versum stockholders wishing to pursue appraisal rights with respect to the Potential Merger consult their legal advisors.
“Going Private” Transactions
Any Potential Merger would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Versum and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.
16. Legal Proceedings.
We are not aware of any legal proceedings relating to the Offer.
17. Fees and Expenses.
We have retained D.F. King & Co., Inc. to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. Each of the Information Agent and the Depositary will receive customary compensation for their respective services, reimbursement for certain reasonable expenses, and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the U.S. federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by mail, personal interviews, electronic mail, telephone, telefax and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
Except as set forth above, we will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding the Offer materials to their customers.

18. Miscellaneous.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state.
No person has been authorized to give any information or make any representation on behalf of Merck KGaA, Darmstadt, Germany or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer — Section 9 — Certain Information Concerning Merck KGaA, Darmstadt, Germany and Purchaser” of this Offer to Purchase.
Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies for any meeting of stockholders of Versum, including our solicitation of proxies to be used at the Special Meeting in connection with Versum’s proposed merger with Entegris or any other matter to be considered at the Special Meeting. Any such solicitation has been or will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Tendering your Shares pursuant to the Offer will not grant us your proxy with respect to the Special Meeting and is not the same as a vote against the matters to be voted upon at the Special Meeting. For more information on our proxy solicitation with respect to the Special Meeting, please read the Definitive Proxy Statement and other related documents we file with the SEC.
EMD PERFORMANCE MATERIALS HOLDING, INC.
March 26, 2019

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND
MERCK KGAA, DARMSTADT, GERMANY
1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Purchaser. Unless otherwise indicated, each position or occupation refers to a position or employment with the Purchaser. Unless otherwise indicated, the business address of each person listed below is c/o 400 Summit Drive, Burlington, MA 01803. Unless otherwise indicated, each person listed below is a citizen of the United States.
Name and Current Position	Current Principal Occupation or Employment and Five-Year Employment History
Monica Elliott Chairman of the board of directors	1994 to Present – Regional Chief Financial Official/Global Head MBS Finance of EMD Serono Inc. (a biopharmaceutical company and a subsidiary of Merck KGaA, Darmstadt, Germany, located at One Technology Place, Rockland, MA 02370)
Ms. Elliott’s business address is c/o EMD Serono Inc., One Technology Place, Rockland, MA 02370.
David Hutchinson Member of the board of directors	2005 to Present – Vice President, Secretary and General Counsel of EMD Millipore Corporation (a life science company and a subsidiary of Merck KGaA, Darmstadt, Germany, located at 400 Summit Drive Burlington, MA 01803)
Rose Brounts Member of the board of directors	2015 to Present – Senior Corporate Counsel of Merck KGaA, Darmstadt, Germany 2008 to 2015 – Counsel at Clifford Chance L.L.P. (a law firm located at Mainzer Landstrasse 46, 60325 Frankfurt am Main, Germany)
Ms. Brounts is a citizen of the Netherlands. Ms. Brounts’ business address is c/o Merck KGaA, Frankfurter Strasse 250, 64293 Darmstadt, Germany.
Anthony O’Donnell President	2008 to Present – Vice President Tax of EMD Serono Inc. (a biopharmaceutical company and a subsidiary of Merck KGaA, Darmstadt, Germany, located at One Technology Place, Rockland, MA 02370)
Mr. O’Donnell’s business address is c/o EMD Serono Inc., One Technology Place, Rockland, MA 02370.
Paul O’Connor Secretary	1988 to Present – Vice President Taxes and Assistant Treasurer of EMD Millipore Corporation (a life science company and a subsidiary of Merck KGaA, Darmstadt, Germany, located at 400 Summit Drive Burlington, MA 01803)
2. DIRECTORS AND EXECUTIVE OFFICERS OF MERCK KGAA, DARMSTADT, GERMANY
Merck KGaA, Darmstadt, Germany, is a German corporation with general partners (Kommanditgesellschaft auf Aktien). It is managed by its executive board (Geschäftsleitung) (the “Executive Board”). One of its general partners is E. Merck KG, Darmstadt, Germany, a German limited partnership (Kommanditgesellschaft). The other general partners are natural persons who also comprise the members of the executive board (Vorstand) of E. Merck KG, Darmstadt, Germany (the “EMKG Executive Board”). The board of partners (Gesellschafterrat) of E. Merck KG, Darmstadt, Germany (the “Board of Partners”) supervises the Executive Board of Merck KGaA, Darmstadt, Germany.
The following tables set forth the name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each of  (i) the members of the Executive Board, (ii) the members of the Board of Partners and (iii) the members of the EMKG Executive Board. Unless otherwise indicated, each position or occupation refers to a position or employment with

Merck KGaA, Darmstadt, Germany or E. Merck KG, Darmstadt, Germany, as applicable. Unless otherwise indicated, the current business address of each member of the Executive Board is c/o Merck KGaA, Frankfurter Strasse 250, 64293 Darmstadt, Germany, and the current business address of each member of the Board of Partners and of the EMKG Executive Board is c/o E. Merck KG, Emanuel-Merck-Platz 1, 64293 Darmstadt, Germany. Unless otherwise indicated below, each person listed below is a citizen of the Federal Republic of Germany.
EXECUTIVE BOARD (MERCK KGAA, DARMSTADT, GERMANY)
Name and Current Position	Current Principal Occupation or Employment and Five-Year Employment History
Dr. Stefan Oschmann Chairman of the Executive Board and Chief Executive Officer	2016 to Present – Chairman of the Executive Board; Chief Executive Officer
2014 to 2016 – Vice Chairman and Deputy Chief Executive Officer, with responsibility for Group Strategy
2011 to 2014 – Member of the Executive Board; Chief Executive Officer of Healthcare business
Dr. Marcus Kuhnert Member of the Executive Board and Chief Financial Officer	2014 to Present – Member of the Executive Board; Chief Financial Officer
2010 to 2014 – Chief Financial Officer of the Laundry & Home Care business of Henkel AG & Co. KGaA (a chemical and consumer goods company located at Henkelstraße 67 Düsseldorf 40589, Germany)
Dr. Kuhnert is both a German citizen and a U.S. citizen.
Udit Batra Member of the Executive Board and Chief Executive Officer Life Science	2016 to Present – Member of the Executive Board
2014 to Present – Chief Executive Officer of Life Science business
2011 to 2014 – Chief Executive Officer of Consumer Health business
Mr. Batra is a U.S. citizen and not a citizen of any other country.
Dr. Kai Beckmann Member of the Executive Board and Chief Executive Officer Performance Materials	2017 to Present – Chief Executive Officer of Performance Materials business 2011 to Present – Member of the Executive Board 2011 to 2017 – Chief Administration Officer
Belén Garijo Member of the Executive Board and Chief Executive Officer Healthcare	2015 to Present – Member of the Executive Board; Chief Executive Officer of Healthcare business
2013 to 2015 – President and Chief Executive Officer of Biopharma business
2011 to 2013 – Chief Operating Officer
Mrs. Garijo is a Spanish citizen and not a citizen of any other country.

BOARD OF PARTNERS (E. MERCK KG, DARMSTADT, GERMANY)
Name and Current Position	Current Principal Occupation or Employment and Five-Year Employment History
Johannes Baillou Chairman of the Board of Partners	2014 to Present – Chairman of the Board of Partners
2014 to Present – Vice Chairman of the EMKG Executive Board and of the family board of E. Merck KG, Darmstadt, Germany (the “Family Board”)
2009 to 2014 – Vice Chairman of the Board of Partners
1998 to Present – Managing Partner of Bondi Immobilien-Consulting GmbH (a real estate developer located at Rotenturmstrasse 13, 1010 Vienna, Austria)
Mr. Baillou is an Austrian citizen and not a citizen of any other country.
Dr. Frank Stangenberg-Haverkamp Deputy Chairman of the Board of Partners	2014 to Present – Chairman of the EMKG Executive Board and the Family Board; Vice Chairman of the Board of Partners
2004 to 2014 – Chairman of the Board of Partners; Vice Chairman of the Family Board
2002 to 2014 – Vice Chairman of the EMKG Executive Board
Dr. Wolfgang Buechele	2009 to Present – Member of the Board of Partners

BOARD OF PARTNERS (E. MERCK KG, DARMSTADT, GERMANY)
Name and Current Position	Current Principal Occupation or Employment and Five-Year Employment History
Member of the Board of Partners	2018 to Present – Chief Executive Officer of Exyte AG (an engineering and construction company located at Loewentorbogen 9B, 70376 Stuttgart, Germany)
2018 to Present – Deputy Chairman of the Supervisory Board of Gelita AG (a nutrition & health company located at Uferstraße 7, 69412 Eberbach, Germany)
2014 to Present – Member of the Board of Directors of Kemira Oyj (a pulp & paper industry & water company located at Porkkalankatu 3, P.O. Box 330, FI-00101 Helsinki, Finland)
2017 to 2018 – Chief Executive Officer and Spokesman of the Management Board of M + W Group GmbH (an engineering and construction company located at Loewentorbogen 9B, 70376 Stuttgart, Germany)
2014 to 2016 – Chairman of the Board of Linde AG (a gasses and engineering company located at Klosterhofstrasse 1, 80331 München, Germany)
Michael Kleinemeier Member of the Board of Partners	2019 to Present – Member of the Board of Partners
2015 to Present – Member of the executive board of SAP SE (a software company located at Dietmar-Hopp-Allee 16, 69190 Walldorf, Germany)
2013 to 2014 – Regional President of the Middle & Eastern Europe Region, SAP SE; Corporate officer of SAP AG
Dr. Katharina Kraft Member of the Board of Partners	2019 to Present – Member of the Board of Partners
2018 to Present – Senior Project Manager of BASF SE (a chemical company located at Carl-Bosch Straße 38, 67063 Ludwigshafen, Germany)
2014 to 2018 – Inhouse Consultant of BASF SE
2014 to 2014 – Business Analyst of Klöckner Pentaplast (a film supplier for pharmaceutical, medical devices or other purposes located at Industriestraße 3-5, 56412 Heiligenroth, Montabaur, Germany)
Prof. Dr. Helga Ruebsamen-Schaeff Member of the Board of Partners	2014 to Present – Member of the Board of Partners
2015 to Present – Chairperson of the Advisory Board of AiCuris Anti-infective Cures GmbH (a pharmaceutical and drug development company located at Friedrich-Ebert-Str. 475, Building 302, D-42117 Wuppertal, Germany)
2015 to Present – Member of the Supervisory Board of 4SC (a pharmaceutical, biotech and drug development company located at Fraunhofer Strasse 22, Planegg, Germany)
2006 to 2015 – Managing Director (CEO) of AiCuris Anti-infective Cures GmbH
Dr. Daniel Thelen Member of the Board of Partners	2019 to Present – Member of the Board of Partners
2013 to Present – Head of Infrastructure Development Department West Region of DB Netz AG (a railway infrastructure management company located at Theodor-Heuss-Allee 7, 60486 Frankfurt, Germany)
Dr. Simon Thelen Member of the Board of Partners	2019 to Present – Member of the Board of Partners
2006 to Present – Department of Trauma and Hand Surgery, University Hospital Düsseldorf (a hospital located at Moorenstrasse 5, 40335 Düsseldorf, Germany)
Helene von Roeder Member of the Board of Partners	2019 to Present – Member of the Board of Partners
2018 to Present – Member of the Board and Chief Financial Officer of Vonovia SE (a residential real estate company located at Universitätsstrasse 133, 44803 Bochum, Germany)
2014 to 2018 – Chief Executive Officer Germany of Credit Suisse (a financial services company located at Taunustor 1, 60311 Frankfurt am Main, Germany)

EMKG EXECUTIVE BOARD
Name and Position	Current Principal Occupation or Employment and Five-Year Employment History
Dr. Frank Stangenberg-Haverkamp Chairman of the EMKG Executive Board	See information above.
Johannes Baillou Deputy Chairman of the EMKG Executive Board	See information above.
Walter Galinat Member of the EMKG Executive Board	2016 to Present – Member of the EMKG Executive Board
2016 to 2018 – Member of the Executive Board
2010 to 2016 – President and Chief Executive Officer of Performance Materials business of Merck KGaA, Darmstadt, Germany
Dr. Marcus Kuhnert Member of the EMKG Executive Board	See information above.
Dr. Stefan Oschmann Member of the EMKG Executive Board	See information above.

The Letter of Transmittal, certificates representing Shares and any other required documents should be sent by each stockholder of Versum or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
If delivering by mail:	If delivering by hand or overnight courier:
Computershare Trust Company, N.A. P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. 250 Royall Street, Suite V Canton, MA 02021
Questions or requests for assistance may be directed to the Information Agent at the address, telephone numbers or email address set forth below. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
48 Wall Street
New York, New York 10005
Banks and Brokers, Call: (212) 269-5550
All Others, Call Toll-Free: (800) 714-3312
Email: VSM@dfking.com